Exhibit 10.8

SUBLEASE AGREEMENT

1. PARTIES. This Sublease, dated June 30, 2000, is made between Perclose (“Sublessor”), and FoxHollow Technologies, Inc. (“Sublessee”).

2. MASTER LEASE. Sublessor is the lessee under a written lease dated April 16, 1998, wherein Seaporte Centre Associates, LLC (“Lessor”) leased to Perclose (“Sublessor”) the real property located in the City of Redwood City, County of San Mateo, State of California, described as two buildings, a 60,841 square foot building at 400 Saginaw and a 19,483 square foot building at 300 Saginaw (“Master Premises”). Said lease is herein collectively referred to as the “Master Lease” and is attached hereto as Exhibit “A.”

3. PREMISES. Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the portion of the Master Premises (“Premises”) identified in Exhibit “B” attached hereto and comprising a 10,650 square foot portion of 300 Saginaw, Redwood City, California.

4. WARRANTY BY SUBLESSOR. Sublessor warrants and represents to Sublessee that Sublessor’s knowledge the Master Lease has not been amended or modified, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5. TERM. The Term of this Sublease shall commence on July 15, 2000 (“Commencement Date”), or when Lessor consents to this Sublease (if such consent is required under the Master Lease), whichever shall last occur, and end on July 14, 2001 (“Termination Date”), unless otherwise sooner terminated in accordance with the provisions of this Sublease. In the event the Term commences on a date other than the Commencement Date, Sublessor and Sublessee shall execute a memorandum, setting forth the actual date of commencement of the Term. If for any reason Sublessor does not deliver Possession to Sublessee on the commencement of the Term, Sublessor shall not be subject to any liability for such failure, the Termination Date shall not be extended by the delay, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within thirty (30) days after the Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee’s cancellation of this Sublease. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelled, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee. If Sublessor permits Sublessee to take Possession prior to the commencement of the Term, it shall not advance the Termination Date and shall be subject to the provisions of this Sublease.

6. RENT.

6.1 Base Rent. The base rent shall be a “pass through” of the same rent that Sublessor pays to Lessor. The Base Rent shall be adjusted annually each June per the terms in Section 35 of the Master Lease. Sublessee shall pay to Sublessor as base rent, without deduction, setoff, notice, or demand, at 400 Saginaw, Redwood City, California or at such other place as Sublessor shall designate from time to time by notice to Sublessee, the current rent of Two Dollars and 82/100 ($) per square foot per month, in advance on the first day of each month of the Term. Sublessee shall pay to Sublessor upon execution of this Sublease the sum of $30,033.00 as rent for the first month. If the Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis. This is a “triple net lease” where Sublessee is responsible for maintenance, operating costs and taxes.

6.2 Additional Rent: Operating Costs and Taxes. Sublessee shall pay Subleassor Additional Rent at the same cost per square foot as Sublessor pays Lessor. Definitions and terms are per Master Lease. Subleassor shall provide all utility, refuse, scheduled maintenance to building equipment, and janitorial service. These services shall be billed to Sublessee on a monthly basis based upon square footage.

7. SECURITY DEPOSIT. Sublessee shall deposit with Sublessor upon execution of this Sublease the sum of $0.00 as security for Sublessee’s faithful performance of Sublessee’s obligations hereunder (“Security Deposit”). If Sublessee fails to pay rent or other charges when due under this Sublease, or fails to perform any of its other obligations hereunder, Sublessor may use or apply all or any portion of the Security Deposit for the payment of any rent or other amount then due hereunder and unpaid, for the payment of any other sum for which Sublessor may become obligated by reason of Sublessee’s default or breach, or for any loss or damage sustained by Sublessor as a result of Sublessee’s default or breach. If Sublessor so uses any portion of the Security Deposit, Sublessee shall, within ten (10) days after written demand by Sublessor, restore the Security Deposit to the full amount originally deposited, and Sublessee’s failure to do so shall constitute a default under this Sublease. Sublessor shall not be required to keep the Security Deposit separate from its general accounts, and shall have no obligation or liability for payment of interest on the Security Deposit. In the event Sublessor assigns its interest in this Sublease, Sublessor shall deliver to its assignee so much of the Security Deposit as is then held by Sublessor. Within ten (10) days after the Term has expired, or Sublessee has vacated the Premises, or any final adjustment pursuant to Subsection 6.2 hereof has been made, whichever shall last occur, and provided Sublessee is not then in default of any of its obligations hereunder, the Security Deposit, or so much thereof as had not theretofore been applied by Sublessor, shall be returned to Sublessee or to the last assignee, if any, of Sublessee’s interest hereunder.

8. ASSIGNMENT AND SUBLETTING. Sublessee shall not assign this Sublease or further sublet all or part of the Premises without the prior written consent of Sublessor (and the consent of Lessor, if such is required under the terms of the Master Lease).

9. OTHER PROVISIONS OF SUBLEASE. All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for dollar amounts affecting prorata shares of the following: (1) premises, (2) term, (3) rent, (4) security deposit, (5) tenant improvements and alterations. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under tins Sublease, provided however, that if the Master Lease terminates as a result of a default or breach by Sublessor or Sublessee under this Sublease and/or the Master Lease, then the defaulting party shall be liable to the nondefaulting party for the damage suffered as a result of such termination. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

10. OPTION TO RENEW: Provided Sublessee is not in default of any provision of the Sublease Agreement, Sublessee shall have an option to extend the Sublease Term for one (1), twelve (12) month period (“Extended Term”) following the expiration of the initial Sublease Term. Such option shall be exercised by Sublessee giving written notice to Sublessor not less than 120 days prior to the end of the initial Sublease Term. All terms and conditions of the original Sublease Agreement shall prevail during the Extended Term. If Sublessee is in default on the date the Extended Term is to commence, the Extended Term shall not commence and the Sublease shall expire at the end of the initial Sublease Term. The rent for this Extended Term shall be at the same rate as in the initial Sublease Term.

11. ATTORNEYS’ FEES. If Sublessor, Sublessee, or Broker shall commence an action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorney’s fees.

12. NOTICIES.

To Sublessor:	Perclose
400 Saginaw
Redwood City, CA 94063
Attention: Chief Financial Officer

To Sublessee:	FoxHollow Technologies
3355 Edison Way
Menlo Park, CA 94025
Attention: Greg Bakan

13. CONSENT BY LESSOR. THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LESSOR WITHIN 10 DAYS AFTER EXECUTION HEREOF.

14. COMPLIANCE. The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Agreement, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

Sublessor:	Perclose	Sublessee:	FoxHollow Technologies, Inc.

Signature:	/s/ Bill Chase	Signature:	/s/ Greg Bakan
Title:	Controller	Title:	V.P. Marketing
By:	Bill Chase	By:	Greg Bakan
Date:	7/14/00	Date:	7/14/00

LEASE AGREEMENT

between

SEAPORT CENTRE ASSOCIATES, LLC

as “Landlord”

and

PERCLOSE, INC.

as “Tenant”

i

EXHIBIT B

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

CONSTRUCTION RIDER

1. No Work to be Performed by Landlord. Tenant has inspected and examined the Premises and has elected to lease the Premises as provided in the Lease on a strictly “AS IS” basis (subject to Landlord’s obligations with respect to MEP Systems contained in Section 7.1 of the Lease). Landlord shall have no obligation to perform any work to prepare the Premises for use or occupancy by Tenant. Tenant shall be solely responsible for making any alterations or improvements to the Premises required or desired by Tenant, subject to and in accordance with the provisions of Article 6 - Alterations - of the Lease. Upon request by Landlord, Tenant shall designate in writing an individual authorized to act as Tenant’s Representative with respect to all approvals, directions and authorizations pursuant to this Construction Rider.

Tenant shall with reasonable diligence through San Jose Construction construct and install in the Premises the improvements and fixtures provided for in this Construction Rider (“Tenant Improvements”). Tenant agrees to offer Commercial Interior Contractors (“CIC”) the opportunity to bid on the construction of Tenant Improvements. Tenant recognizes and agrees that CIC is an affiliate of Landlord.

Tenant agrees that if CIC is not awarded the contract to construct Tenant Improvements in the Premises, then Landlord shall be entitled to a supervision fee (the “Supervision Fee”) equal to the lesser of (a) three percent (3%) of the total cost to construct the Tenant Improvements in the Premises, or (b) Thirty Thousand and 00/100 Dollars ($30,000.00) for supervising the contractor constructing the Tenant Improvements. Tenant agrees that, while such supervision is for the benefit of both parties, such supervision shall not constitute a representation or warranty by Landlord that the construction of Tenant Improvements does in fact comply either with the final Construction Documents (as hereinafter defined), or with applicable governmental requirements. Tenant shall pay the Supervision Fee to Landlord within thirty (30) days following Substantial Completion of the Tenant Improvements.

1.1. Plans. Landlord acknowledges that the Tenant Improvements shall be constructed on a design/build basis in accordance with plans and specifications for the Premises to be prepared by Arctec (“Designer”).

Exhibit B, Page 1

As soon as may be reasonably practicable after execution and delivery of the Lease, the Designer will prepare and deliver to Landlord and Tenant detailed plans and specifications sufficient to permit the construction of the Tenant Improvements by Tenant’s contractor (“Construction Documents”). Such Construction Documents shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Landlord shall approve or disapprove, with detailed written comments and proposed changes, the Construction Documents within Five (5) Business Days after Landlord receives such Construction Documents from the Designer. The Designer will then revise the Construction Documents and resubmit them to Landlord and Tenant for their approval, which approval shall not be unreasonably withheld or conditioned. Landlord and Tenant shall have Five (5) Business Days after receipt within which to approve or disapprove the revised Construction Documents. The revised Construction Documents, as approved by Tenant and Landlord, are hereinafter referred to as the “Final Construction Documents”.

1.2. Construction. Upon approval by Landlord and Tenant of the Final Construction Documents, Tenant shall proceed with reasonable diligence to cause the Tenant Improvements to be Substantially Completed. The Tenant Improvements shall be deemed to be “Substantially Completed” when they have been completed in accordance with the Final Construction Documents except for finishing details, minor omissions, decorations and mechanical adjustments of the type normally found on an architectural “punch list”. (The definition of Substantially Completed shall also define the terms “Substantial Completion” and “Substantially Complete.”)

1.3. Cost of Tenant Improvements. Tenant is taking the Premises in their existing “AS IS” condition (subject to Landlord’s obligations with respect to MEP Systems contained in Section 7.1 of the Lease), and Tenant shall be responsible for the entire cost of the design (including preparation of space plans and Construction Documents), construction and installation of the Tenant Improvements. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no responsibility for the Costs attributable to (A) improvements installed outside the demising walls of the Premises unless (1) necessitated by Tenant Improvements made inside the demising walls of the Premises; or (2) requested by Tenant or as shown in the approved working drawings; and (B) improvements installed “off-site” (such as streets, curbs, gutters, traffic lights, lights for parking and street lighting);

3. Access to Premises. Landlord shall allow Tenant and Tenant’s Representatives to enter the Premises prior to the Commencement Date to inspect the Premises; provided, however, that prior to such entry of the Premises, Tenant shall provide evidence reasonably satisfactory to Landlord that Tenant’s insurance, as described in Section 11.1 - Tenant’s Insurance of the Lease, shall be in effect as of the time of such entry.

Tenant agrees that Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s property placed upon or installed in the Premises prior to the Commencement Date, the same being at Tenant’s sole risk, and Tenant shall be liable for all injury, loss or damage to persons or property arising as a result of such entry into the Premises by Tenant or its Representatives.

Exhibit B, Page 2

4. Ownership of Tenant Improvements. All Tenant Improvements, whether installed by Landlord or Tenant, shall become a part of the Premises, shall be the property of Landlord and, subject to the provisions of the Lease, shall be surrendered by Tenant with the Premises, without any compensation to Tenant, at the expiration or termination of the Lease in accordance with the provisions of the Lease. In no event shall Tenant be required to remove Tenant Improvements, except those Tenant Improvements identified by Landlord when Landlord approves the Construction Documents.

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit B, Page 3

INDEX OF DEFINED TERMS

Additional Rent	7
Alterations	12
Award	22
Broker	35
Building	4
Building Rules	34
Building Systems	10
Claims	18
Commencement Date	4
Condemnation	22
Condemnor	22
Controls	16
Date of Condemnation	23
Development	4
Encumbrance	32
Environmental Losses	10
Environmental Requirements	10
Event of Default	27
Expiration Date	4
Handled by Tenant	10
Handling by Tenant	10
Hazardous Materials	10
HVAC	10
Interest Rate	30
Laws	5
MEP Systems	14
Mortgagee	32
Operating Costs	5
Parking Facility	4
Permitted Hazardous Materials	11
Premises	4
Project	4
Property	4
Property Manager	19
Proposed Transferee	24
Rent	9
Rental Tax	16
Representatives	10
Scheduled Commencement Date	4
Security Deposit	9
Taxes	7
Tenant Improvements	12
Tenant’s Share	7
Tenant’s Taxes	16
Term	4
Trade Fixtures	14
Transfer	24
Transferee	25
Visitors	10

ii

BASIC LEASE INFORMATION

THE EFFECTIVENESS OF THIS LEASE IS CONDITIONED UPON LANDLORD OBTAINING POSSESSION OF THE PREMISES FROM AN EXISTING TENANT AND DELIVERING POSSESSION OF THE INITIAL PREMISES TO TENANT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2 OF THIS LEASE

Lease Date:	For identification purposes only, the date of this Lease is 1998

Landlord:	SEAPORT CENTRE ASSOCIATES, LLC, a California limited liability company

Tenant:	PERCLOSE, INC., a Delaware corporation

Project:	Seaport Centre Phase Three (West)

Development:	Seaport Centre Phases One, Two and Three, consisting of 26 buildings, the underlying land and associated land.

Building Addresses:	Building 25: 400 Saginaw
Building 26: 300 Saginaw

Rentable Area of Buildings:	Building 25: Approximately 60,841 square feet
Building 26: Approximately 19,483 square feet
Total Buildings 25 & 26: Approximately 80,324 square feet

Rentable Area of Project:	Approximately 287,402 square feet

Premises (consisting of two buildings):	(a) Building Number: 25
Rentable Area: Approximately 60,841 square feet

(b) Building Number: 26
Rentable Area: Approximately 19,483 square feet

Term:	120 full calendar months (plus any partial month at the beginning of the Term)

Scheduled Commencement Date:	August 1, 1998

Expiration Date:	The last day of the 120th full calendar month in the Term

Base Rent:	Building 25:
Months 1 - 12: $127,766.10 per month (based upon a monthly rate of $2.10 per square foot of rentable area in-Building 25, NNN).

Building 26:
Months 1 - 12: $44,810.90 per month (based upon a monthly rate of $2.30 per square foot of rentable area in Building 26, NNN).

Total Base Rent for Buildings 25 and 26 combined: Months 1 - 12: $172,577.00 per month, NNN.

The Total Base Rent for Buildings 25 and 26 combined shall increase on each anniversary of the Commencement Date pursuant to the provisions of Section 35 of this Lease.

Maintenance, Operating Costs and Taxes:	This is a “triple net lease” where Tenant is responsible for maintenance, operating costs and taxes, all in accordance with the applicable provisions of the Lease.

Tenant’s Share:	27.95%

Security Deposit:	(a) Cash of $517,731.00, plus

(b) a Letter of Credit in the amount of $1,000,000.00, subject to, and in accordance with, the provisions of Section 36 of this Lease.

Landlord’s Address for Payment of Rent:	Seaport Centre Associates, LLC Ten Almaden Boulevard, Suite 430 San Jose, CA 95113

Landlord’s Address for Notices:	Seaport Centre Associates, LLC c/o William Wilson & Associates Ten Almaden Boulevard, #430 San Jose, CA 95113

with a copy to:

Seaport Centre Associates, LLC
c/o William Wilson & Associates
2929 Campus Drive, Suite 450
San Mateo, CA 94403
Attn: General Counsel

Tenant’s Address for Notices:	400 Saginaw
Redwood City, CA 94063

Broker(s):	BT Commercial and Cornish & Carey

Guarantor(s):	(none)

Property Manager:	William Wilson & Associates

Additional Provisions:	35.	Annual Cost Of Living Adjustments to Base Rent.
	36.	Letter Of Credit.
	37.	Parking.
	38.	Right Of First Offer.
	39.	Extension Option.
	40.	Landlord’s Improvements.

Exhibits:
Exhibit A:	The Premises

Exhibit B:	Construction Rider

Exhibit C:	Building Rules

Exhibit D:	Additional Provisions

The Basic Lease Information set forth above is part of the Lease. In the event of any conflict between any provision in the Basic Lease Information and the Lease, the Lease shall control.

THIS LEASE is made as of the Lease Date set forth in the Basic Lease Information, by and between the Landlord identified in the Basic Lease Information (“Landlord”), and the Tenant identified in the Basic Lease Information (“Tenant”). Landlord and Tenant hereby agree as follows:

1. PREMISES. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and subject to the conditions of this Lease, and subject to covenants, conditions and restrictions recorded in the real estate records in the county in which the Property is located, the space identified in the Basic Lease Information as the Premises (the “Premises”), in the Building located at the address specified in the Basic Lease Information (the “Building”). The approximate configuration and location of the Premises is shown on Exhibit A. Landlord and Tenant agree that the rentable area of the Premises for all purposes under this Lease shall be the Rentable Area specified in the Basic Lease Information. The Building, together with the parking facilities serving the Building (the “Parking Facility”), and the parcel(s) of land on which the Building and the Parking Facility are situated (collectively, the “Property”), is part of the Project identified in the Basic Lease Information (the “Project”), which is part of the Development identified in the Basic Lease Information (the “Development”).

2. TERM; POSSESSION. The term of this Lease (the “Term”) shall commence on the Commencement Date as described below and, unless sooner terminated, shall expire on the Expiration Date set forth in the Basic Lease Information (the “Expiration Date”). The “Commencement Date” shall be the earlier of (a) thirty (30) days after the date on which Landlord tenders possession of the Premises to Tenant by written notice (after the Existing Tenant has vacated the Premises upon complete execution of a termination agreement with the Existing Tenant pursuant to the provisions of the next succeeding paragraph); or (b) the date upon which Tenant, with Landlord’s written permission, actually occupies and conducts business in any portion of the Premises. The parties anticipate that the Commencement Date will occur on or about the Scheduled Commencement Date set forth in the Basic Lease Information (the “Scheduled Commencement Date”); provided, however, that Landlord shall not be liable for any claims, damages or liabilities if the Premises are not ready for occupancy by the Scheduled Commencement Date. When the Commencement Date has been established, Landlord and Tenant shall at the request of either party confirm the Commencement Date and Expiration Date in writing.

Tenant understands and agrees that the Premises are currently leased by another tenant (the “Existing Tenant”). Landlord agrees to use its good faith efforts to negotiate a termination of lease with the Existing Tenant and to regain possession of the Premises from the Existing Tenant by June 22, 1998, and deliver possession of the Premises to Tenant on July 15, 1998. Notwithstanding any provision contained herein to the contrary, Landlord shall not be obligated to pay any consideration to the Existing Tenant in order to gain possession of the Premises. After Landlord and Tenant have completely executed this Lease, then upon the later of (a) the complete execution of a lease termination agreement by Landlord and the Existing Tenant, or (b) June 15, 1998, Tenant shall have access to the Premises for inspection of the Premises, subject to the terms of this Lease, including Tenant delivering to Landlord evidence of insurance required under this Lease, except that Tenant shall not be permitted to commence construction of Tenant Improvements in the Premises prior to the Commencement Date. Notwithstanding the foregoing, if Landlord has not delivered possession of the Premises to Tenant by October 14, 1998, Tenant shall have the right to terminate this Lease by written notice to Landlord, and upon any such termination by Tenant, Landlord promptly shall return to Tenant (i) all sums paid by Tenant to Landlord under this Lease and (ii) the Letter of Credit issued in favor of Landlord in connection with this Lease.

3. RENT.

3.1 Base Rent. Tenant agrees to pay to Landlord the Base Rent set forth in the Basic Lease Information, without prior notice or demand, on the first day of each and every calendar month during the Term, except that Base Rent for the first full calendar month in which Base Rent is payable shall be paid upon Tenant’s execution of this Lease and Base Rent for any partial month at the beginning of the Term shall be paid on the Commencement Date. Base Rent for any partial month at the beginning or end of the Term shall be prorated based on the actual number of days in the month.

If the Basic Lease Information provides for any change in Base Rent by reference to years or months (without specifying particular dates), the change will take effect on the applicable annual or monthly anniversary of the Commencement Date (which won’t necessarily be the first day of a calendar month).

3.2 Additional Rent: Operating Costs and Taxes.

(a) Definitions.

(1) “Operating Costs” means all costs of managing, operating, maintaining and repairing the Project, including all costs, expenditures, fees and charges for (A) operation, maintenance and repair of the Project (including maintenance, repair and replacement of glass, the roof covering or membrane, and landscaping); (B) utilities and services (including telecommunications facilities and equipment, recycling programs and trash removal), and associated supplies and materials; (C) compensation (including employment taxes and fringe benefits) for persons (at or below the level equivalent to senior property manager or senior engineering manager) who perform duties in connection with the operation, management, maintenance and repair of the Project, such compensation to be appropriately allocated for persons who also perform duties unrelated lo the Project; (D) property (including coverage for earthquake and flood if carried by Landlord), liability, rental income and other insurance relating to the Project, and expenditures for deductible amounts paid under such insurance; (E) licenses, permits and inspections except when incurred in connection with licenses, permits and inspections associated with improving space in the Project for any tenants (including Tenant); (F) complying with the requirements of any law, statute, ordinance or governmental rule or regulation or any orders pursuant thereto (collectively “Laws”); (G) amortization of capital replacements, repairs or improvements to the Project (including those capital replacements, repairs or improvements to the Project in order to comply with Laws), with interest on the unamortized balance at the rate paid by Landlord on funds borrowed to finance such capital improvements (or, if Landlord finances such improvements out of Landlord’s funds without borrowing, the rate that Landlord would have paid to borrow such funds, as reasonably determined by Landlord), over such useful life as Landlord shall reasonably determine in accordance with generally accepted accounting principles; (H) up to 2,000 rentable square feet in an office for the management of the Project, including expenses of furnishing and equipping such office and the rental value of any space occupied for such purposes the costs of such office which management office costs shall be equitably allocated if the office manages buildings other than those in the Project; (I) property management fees not to exceed the rate of property management fees charged by owners of comparable commercial properties in the vicinity of the Project; (J) accounting, legal and other professional services incurred in connection with the operation of the Project and the calculation of Operating Costs and Taxes; (K) a reasonable allowance for depreciation on machinery and equipment used to maintain the Project and on other personal property owned by Landlord in the Project (including window coverings and carpeting in common areas); (L) contesting the validity or applicability of any Laws that may affect the Project; (M) the Project’s share of any shared or common area maintenance fees and expenses (including costs and expenses of operating, managing, owning and maintaining the Parking Facility and the common areas of the Project, any fitness center in the Development, the fees and charges from the Seaport Centre Owners, Association and any other fees and expenses shared with the Development); and (N) any other cost, expenditure, fee or charge, whether or not hereinbefore described, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Project. Operating Costs for any calendar year during which average occupancy of the Project is less than one hundred percent (100%) shall be calculated based upon the Operating Costs that would have been incurred if the Project had an average occupancy of one hundred percent (100%) during the entire calendar year.

Operating Costs shall not include (i) costs of special services rendered to individual tenants (including Tenant) for which a special charge is made; (ii) points, fees and other charges for Landlord’s financing or refinancing of the Project, interest and principal payments on loans or indebtedness secured by the Project and penalties or charges for failure to perform Landlord’s obligations under any such financing; (iii) costs of improvements for Tenant or other tenants of the Project; (iv) costs of services or other benefits of a type which are not available to Tenant but which are available to other tenants or occupants, and costs for which Landlord is reimbursed by other tenants of the Project other than through payment of tenants’ shares of Operating Costs and Taxes; (v) utility charges paid by Tenant (and other tenants in the Project) directly to the applicable public utility company; (vi) leasing commissions, attorneys’ fees and other expenses incurred in connection with leasing space in the Project or enforcing such leases; (vii) advertising and promotional costs; (viii) costs of repairs directly resulting from the negligence or willful misconduct of Landlord, its agents or employees; (ix) repairs or other work occasioned by fire, windstorm or other casualty or hazard to the extent Landlord receives insurance proceeds; (x) repairs or rebuilding necessitated by condemnation to the extent Landlord receives proceeds from the applicable condemning authority; (xi) costs associated with the operation of the business of the partnership or entity which constitutes Landlord, or the operation of any parent, subsidiary or affiliate of Landlord, as the same are distinguished from the costs of operation of the Building; (xii) depreciation or amortization, other than as specifically enumerated in the definition of Operating Costs above; and (xiii) costs, fines or penalties incurred due to Landlord’s violation of any Law.

(4) “Taxes” means: all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Project; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. Taxes shall not include any state and federal personal or corporate income taxes measured by the income of Landlord from all sources (other than taxes on rent at the Project), as well as any franchise, inheritance, or estate, succession, gift tax, or capital levy, or any taxes on property located outside of the Project. Landlord agrees that for the purpose of this Lease any special assessments or special taxes for public improvements to the property will be amortized, with interest at the rate payable to the assessing or taxing authority, over the maximum time Landlord is permitted to pay such special assessment or special tax without penalty. To the extent paid by Tenant or other tenants as “Tenant’s Taxes” (as defined in Section 8 - Tenant’s Taxes), “Tenant’s Taxes” shall be excluded from Taxes.

(5) “Tenant’s Share” means the Rentable Area of the Premises divided by the total Rentable Area of the Project, as set forth in the Basic Lease Information. If the Rentable Area of the Project is changed or the Rentable Area of the Premises is changed by Tenant’s leasing of additional space hereunder or for any other reason, Tenant’s Share shall be adjusted accordingly.

(b) Additional Rent.

(1) Tenant shall pay Landlord as “Additional Rent” for each calendar year or portion thereof during the Term Tenant’s Share of the sum of (x) the amount of Operating Costs, and (y) the amount of Taxes.

(2) Prior to the Commencement Date and each calendar year thereafter, Landlord shall notify Tenant of Landlord’s estimate of Operating Costs, Taxes and Tenant’s Additional Rent for the following calendar year (or first partial year following the Commencement Date). Commencing on the Commencement Date, and in subsequent calendar years, on the first day of January of each calendar year and continuing on the first day of every month thereafter in such year, Tenant shall pay to Landlord one-twelfth (1/12th) of the Additional Rent, as reasonably estimated by Landlord for such full calendar year. If Landlord thereafter reasonably estimates that Operating Costs or Taxes for such year will vary from Landlord’s prior estimate, Landlord may, by notice to Tenant, revise the estimate for such year (and Additional Rent shall thereafter be payable based on the revised estimate).

(3) As soon as reasonably practicable after the end of each calendar year, Landlord shall furnish Tenant a statement with respect to such year, showing Operating Costs, Taxes and Additional Rent for the year, and the total payments made by Tenant with respect thereto. Unless Tenant raises any objections to Landlord’s statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Tenant shall have no right thereafter to dispute such statement or any item therein or the computation of Additional Rent based thereon. If Tenant does object to such statement, then Landlord shall provide Tenant with reasonable verification of the figures shown on the statement and the parties shall negotiate in good faith to resolve any disputes. Any objection of Tenant to Landlord’s statement and resolution of any dispute shall not postpone the time for payment of any amounts due Tenant or Landlord based on Landlord’s statement, nor shall any failure of Landlord to deliver Landlord’s statement in a timely manner relieve Tenant of Tenant’s obligation to pay any amounts due Landlord based on Landlord’s statement. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for payment of Operating Costs billed to Tenant more than three (3) years following the applicable calendar year. In no event shall the Operating Costs used by Landlord in determining Tenant’s Share of Operating Costs exceed one hundred percent (100%) of the actual Operating Costs incurred by Landlord (including the management fees contained above) in connection with the Project.

(4) If Tenant’s Additional Rent as finally determined for any calendar year exceeds the total payments made by Tenant on account thereof. Tenant shall pay Landlord the deficiency within the earlier of (a) the later of (i) twenty (20) days after Tenant’s receipt of Landlord’s statement, or (ii) the first (1st) day of the month when Tenant’s next installment of Base Rent is payable to Landlord, or (b) thirty-one (31) days after Tenant’s receipt of Landlord’s statement. If the total payments made by Tenant on account thereof exceeds Tenant’s Additional Rent as finally determined for such year, Tenant’s excess payment shall be credited toward the rent next due from Tenant under this Lease or refunded to Tenant if such credit is payable following the expiration of the Term. For any partial calendar year at the beginning or end of the Term, Additional Rent shall be prorated on the basis of a 365-day year by computing Tenant’s Share of the Operating Costs and Taxes for the entire year and then prorating such amount for the number of days during such year included in the Term. Notwithstanding the termination of this Lease, Landlord shall pay to Tenant or Tenant shall pay to Landlord, as the case may be, within thirty (30) days after Tenant’s receipt of Landlord’s final statement for the calendar year in which this Lease terminates, the difference between Tenant’s Additional Rent for that year, as finally determined by Landlord, and the total amount previously paid by Tenant on account thereof.

If for any reason Taxes for any year during the Term are reduced, refunded or otherwise changed, Tenant’s Additional Rent shall be adjusted accordingly. If Taxes are temporarily reduced as a result of space in the Project being leased to a tenant that is entitled to an exemption from property taxes or other taxes, then for purposes of determining Additional Rent for each year in which Taxes are reduced by any such exemption, Taxes for such year shall be calculated on the basis of the amount the Taxes for the year would have been in the absence of the exemption. The obligations of Landlord to refund any overpayment of Additional Rent and of Tenant to pay any Additional Rent not previously paid shall survive the expiration of the Term.

3.3 Payment of Rent. All amounts payable or reimbursable by Tenant under this Lease, including late charges and interest (collectively, “Rent”), shall constitute rent and shall be payable and recoverable as rent in the manner provided in this Lease. All sums payable to Landlord on demand under the terms of this Lease shall be payable within the earlier of (a) the later of (i) twenty (20) days after Tenant’s receipt of Landlord’s statement, or (ii) the first (1st) day of the month when Tenant’s next installment of Base Rent is payable to Landlord, or (b) thirty-one (31) days after Tenant’s receipt of Landlord’s statement. All rent shall be paid without offset, recoupment or deduction in lawful money of the United States of America to Landlord at Landlord’s Address for Payment of Rent as set forth in the Basic Lease Information, or to such other person or at such other place as Landlord may from time to time designate.

4. SECURITY DEPOSIT . On execution of this Lease, Tenant shall deposit with Landlord the amount specified in the Basic Lease Information as the Security Deposit, if any (the “Security Deposit”), as security for the performance of Tenant’s obligations under this Lease. Landlord may (but shall have no obligation to) use the Security Deposit or any portion thereof to cure any Event of Default under this Lease or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of Tenant’s obligations hereunder. In such event Tenant shall pay to Landlord on demand an amount sufficient to replenish the Security Deposit. If Tenant is not in default at the expiration or termination of this Lease, then within thirty (30) days following the expiration or termination of this Lease Landlord shall return to Tenant the Security Deposit or the balance thereof then held by Landlord and not applied as provided above. Landlord may commingle the Security Deposit with Landlord’s general and other funds. Landlord shall not be required to pay interest on the Security Deposit to Tenant.

5. USE AND COMPLIANCE WITH LAWS.

5.1 Use. The Premises shall be used and occupied for general business office and administrative purposes, manufacturing and warehousing, research and development and for other legal related uses incidental to the operation of a medical instrumentation company, and for no other use or purpose. Tenant shall comply with all present and future Laws relating to Tenant’s use or occupancy of the Premises, except that repairs or alterations required to comply with Laws generally applicable to the condition of the Premises for use as office space, and not required or caused by Tenant’s particular use or activities or by any Alterations made or proposed by Tenant, shall be made by Landlord (and the cost thereof shall be included in or excluded from Operating Costs as provided in Section 3.2(a)(3) above), and shall observe the “Building Rules” (as defined in Section 27 - Rules and Regulations). Tenant shall not do, bring, keep or sell anything in or about the Premises that is prohibited by, or that will cause a cancellation of or an increase in the existing premium for, any insurance policy covering the Property or any part thereof. Tenant shall not permit the Premises to be occupied or used in any manner that will constitute waste or a nuisance, or disturb the quiet enjoyment of or otherwise annoy other tenants in the Project. Without limiting the foregoing, the Premises shall not be used to manufacture goods or products, for educational activities, practice of medicine or any of the healing arts, providing social services, for any governmental use (including embassy or consulate use), or for personnel agency, customer service office, studios for radio, television or other media, travel agency or reservation center operations or uses. Notwithstanding the foregoing, Tenant (including its Affiliates) shall have the right to use from time to time a portion of the Premises for training sessions for Tenant’s employees, and customers so long as the number of people attending such training at any given time comply with the parking limitations contained in Section 35 of this Lease. Tenant shall not, without the prior consent of Landlord, bring into the Building or the Premises anything that may cause substantial noise, odor or vibration, overload the floors in the Premises or the Building or any of the heating, ventilating and air-conditioning (“HVAC”), mechanical, plumbing, electrical, fire protection, life safety, security or other systems in the Building (“Building Systems”), or jeopardize the structural integrity of the Building or any part thereof; (ii) connect to the utility systems of the Building any apparatus, machinery or other equipment other than typical office equipment; or (iii) connect to any electrical circuit in the Premises any equipment or other load with aggregate electrical power requirements in excess of 80% of the rated capacity of the circuit.

Tenant shall honor and comply with the terms of all recorded covenants, conditions and restrictions relating to the Property.

5.2 Hazardous Materials.

(a) Definitions.

(1) “Hazardous Materials” shall mean any substance: (A) that now or in the future is regulated or governed by, requires investigation or remediation under, or is defined as a hazardous waste, hazardous substance, pollutant or contaminant under any governmental statute, code, ordinance, regulation, rule or order, and any amendment thereto, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., or (B) that is toxic, explosive, corrosive, flammable, radioactive, carcinogenic, dangerous or otherwise hazardous, including gasoline, diesel fuel, petroleum hydrocarbons, polychlorinated biphenyls (PCBs), asbestos, radon and urea formaldehyde foam insulation.

(2) “Environmental Requirements” shall mean all present and future Laws, orders, permits, licenses, approvals, authorizations and other requirements of any kind applicable to Hazardous Materials.

(3) “Handled by Tenant” and “Handling by Tenant” shall mean and refer to any installation, handling, generation, storage, use, disposal, discharge, release, abatement, removal, transportation, or any other activity of any type by Tenant or its agents, employees, contractors, licensees, assignees, sublessees, transferees or representatives (collectively, “Representatives”) or its guests, customers, or invitees (collectively, “Visitors”), at or about the Premises in connection with or involving Hazardous Materials.

(4) “Environmental Losses” shall mean all costs and expenses of any kind, damages, including foreseeable and unforeseeable consequential damages, fines and penalties incurred in connection with any violation of and compliance with Environmental Requirements and all losses of any kind attributable to the diminution of value, loss of use or adverse effects on marketability or use of any portion of the Premises or Property.

(b) Tenant’s Covenants. No Hazardous Materials shall be Handled by Tenant at or about the Premises or Property without Landlord’s prior written consent, which consent may be granted, denied, or conditioned upon compliance with Landlord’s requirements, all in Landlord’s absolute discretion. Notwithstanding the foregoing, normal quantities and use of those Hazardous Materials customarily used in the conduct of general office activities, such as copier fluids and cleaning supplies (“Permitted Hazardous Materials”), may be used and stored at the Premises without Landlord’s prior written consent, provided that Tenant’s activities at or about the Premises and Property and the Handling by Tenant of all Hazardous Materials shall comply at all times with all Environmental Requirements. At the expiration or termination of the Lease, Tenant shall promptly remove from the Premises and Property all Hazardous Materials Handled by Tenant at the Premises or the Property. Tenant shall keep Landlord fully and promptly informed of all Handling by Tenant of Hazardous Materials other than Permitted Hazardous Materials. Tenant shall be responsible and liable for the compliance with all of the provisions of this Section by all of Tenant’s Representatives and Visitors, and all of Tenant’s obligations under this Section (including its indemnification obligations under paragraph (e) below) shall survive the expiration or termination of this Lease.

(c) Compliance. Tenant shall at Tenant’s expense promptly take all actions required by any governmental agency or entity in connection with or as a result of the Handling by Tenant of Hazardous Materials at or about the Premises or Property, including inspection and testing, performing all cleanup, removal and remediation work required with respect to those Hazardous Materials, complying with all closure requirements and post-closure monitoring, and filing all required reports or plans. All of the foregoing work and all Handling by Tenant of-all Hazardous Materials shall be performed in a good, safe and workmanlike manner by consultants qualified and licensed to undertake such work and in a manner that will not interfere with any other tenant’s quiet enjoyment of the Property or Landlord’s use, operation, leasing and sale of the Property. Tenant shall deliver to Landlord prior to delivery to any governmental agency, or promptly after receipt from any such agency, copies of all permits, manifests, closure or remedial action plans, notices, and all other documents relating to the Handling by Tenant of Hazardous Materials at or about the Premises or Property. If any lien attaches to the Premises or the Property in connection with or as a result of the Handling by Tenant of Hazardous Materials, and Tenant does not cause the same to be released, by payment, bonding or otherwise, within twenty (20) days after the attachment thereof, Landlord shall have the right but not the obligation to cause the same to be released and any sums expended by Landlord (plus Landlord’s reasonable administrative costs) in connection therewith shall be payable by Tenant on demand.

(d) Landlord’s Rights. Landlord shall have the right, but not the obligation, to enter the Premises at any reasonable time upon twenty-four (24) hours prior oral or written notice (and without notice in the event of an emergency) (i) to confirm Tenant’s compliance with the provisions of this Section 5.2, and (ii) to perform Tenant’s obligations under this Section if Tenant has failed to do so after reasonable written notice to Tenant. After reasonable written notice to

Tenant Landlord shall also have the right to engage qualified Hazardous Materials consultants to inspect the Premises and review the Handling by Tenant of Hazardous Materials, including review of all permits, reports, plans, and other documents regarding same. Tenant shall pay to Landlord on demand the reasonable costs incurred by Landlord for (A) consultants’ fees and other costs and expenses in performing Tenant’s obligations under this Section, and (B) inspection costs incurred based upon Landlord’s reasonable belief that Tenant is in violation of this Section 5.2. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s entry into the Premises, but Landlord shall not be responsible for any interference caused thereby.

(e) Tenant’s Indemnification. Tenant agrees to indemnify, defend, protect and hold harmless Landlord and its partners or members and its or their partners, members, directors, officers, shareholders, employees and agents from all Environmental Losses and all other claims, actions, losses, damages, liabilities, costs and expenses of every kind, including reasonable attorneys’, experts’ and consultants’ fees and costs, incurred at any time and arising from or in connection with the Handling by Tenant of Hazardous Materials at or about the Property or Tenant’s failure to comply in full with all of Tenant’s obligations under this Lease concerning Environmental Requirements with respect to the Premises.

(f) Landlord’s Responsibilities. Landlord shall not use any of the Land or Building for any activities involving the use, generation, handling, release, threatened release, treatment, storage, discharge, disposal or transportation of any Hazardous Materials, except in such quantity or concentration that is customarily used, stored or disposed in the ordinary course of the business so long as such activity duly complies with applicable Laws and good business practice. If Landlord violates the foregoing covenant resulting in an Environmental Claim (as hereinafter defined) with respect to the Premises, then Landlord agrees to (a) notify Tenant immediately of any such Environmental Claim and (b) clean up any contamination in full compliance with all applicable Laws. “Environmental Claim” means any claim, demand, action, cause of action, suit, damage, punitive damage, fine, penalty, expense, liability, criminal liability, judgment, or governmental investigation relating to remediation or compliance with requirements of Laws covering Hazardous Materials. The term “Environmental Claim” also includes any costs incurred in responding to efforts to require remediation and any claim based upon any asserted or actual breach or violation of any requirements of any Laws covering Hazardous Materials.

6. TENANT IMPROVEMENTS & ALTERATIONS.

6.1 Landlord and Tenant shall perform their respective obligations with respect to design and construction of any improvements to be constructed and installed in the Premises (the “Tenant Improvements”), as provided in the Construction Rider. Except for any Tenant Improvements to be constructed by Tenant as provided in the Construction Rider, Tenant shall not make any alterations, improvements or changes to the Premises, including installation of any security system or telephone or data communication wiring, (“Alterations”), without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding any other provision contained herein, Tenant shall not be required to obtain Landlord’s prior consent for minor, non-structural Alterations that (a) do not affect any of the Building Systems, (b) are not visible from the exterior of the Premises, and (c) cost less than Ten Thousand Dollars ($10,000), so long as Tenant gives Landlord notice of the proposed Alterations at least ten, (10) days prior to commencing the Alterations and complies with all of the following provisions (except that Tenant shall not be required to obtain Landlord’s approval of any plans or specifications therefor). Any such Alterations shall be completed by Tenant at Tenant’s sole cost and expense: (i) with due diligence, in a good and workmanlike manner, using new materials; (ii) in compliance with plans and specifications approved by Landlord; (iii) in compliance with the construction rules and regulations promulgated by Landlord from time to time; (iv) in accordance with all applicable Laws (including all work, whether structural or non-structural, inside or outside the Premises, required to comply fully with all applicable Laws and necessitated by Tenant’s work); and (v) subject to all conditions which Landlord may in Landlord’s discretion impose. Such conditions may include requirements for Tenant to: (i) provide payment or performance bonds or additional insurance (from Tenant or Tenant’s contractors, subcontractors or design professionals); (ii) use contractors or subcontractors approved by Landlord, which approval shall not be unreasonably withheld, and use one of three (3) contractors (having market rates) which are designated by Landlord for Alterations affecting the structure of the Building, the Building Systems and the life safety systems of the Building; and (iii) remove all or part of the Alterations prior to or upon expiration or termination of the Term, as designated in writing by Landlord at the time Landlord consents to any Alterations. If any work outside the Premises, or any work on or adjustment to any of the Building Systems, is required in connection with or as a result of Tenant’s work, such work shall be performed at Tenant’s expense by contractors designated by Landlord who charge for such work at rates prevailing in the geographical location of the Project. Landlord’s right to review and approve (or withhold approval of) Tenant’s plans, drawings, specifications, contractor(s) and other aspects of construction work proposed by Tenant is intended solely to protect Landlord, the Property and Landlord’s interests. No approval or consent by Landlord shall be deemed or construed to be a representation or warranty by Landlord as to the adequacy, sufficiency, fitness or suitability thereof or compliance thereof with applicable Laws or other requirements. Except as otherwise provided in Landlord’s consent, all Alterations shall upon installation become part of the realty and be the property of Landlord.

6.2 Before making any Alterations for which Landlord’s consent is required pursuant to the provisions of Section 6.1 above, Tenant shall submit to Landlord for Landlord’s prior approval reasonably detailed final plans and specifications prepared by a licensed architect or engineer, a copy of the construction contract, including the name of the contractor and all subcontractors proposed by Tenant to make the Alterations and a copy of the contractor’s license. Tenant shall reimburse Landlord upon demand for any reasonable expenses incurred by Landlord in connection with any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant and to update the existing as-built plans and specifications of the Buildings to reflect the Alterations (not to exceed $1,500.00 per each Alteration for updating as-built plans and specifications). Tenant shall obtain all applicable permits, authorizations and governmental approvals and deliver copies of the same to Landlord before commencement of any Alterations.

6.3 Tenant shall keep the Premises and the Project free and clear of all liens arising out of any work performed, materials furnished or obligations incurred by Tenant If any such lien attaches to the Premises or the Project, and Tenant does not cause the same to be released by payment, bonding or otherwise within twenty (20) days after the attachment thereof. Landlord shall have the right but not the obligation to cause the same to be released, and any sums expended by Landlord (plus Landlord’s reasonable administrative costs) in connection therewith shall be payable by Tenant on written demand with interest thereon from the date of expenditure by Landlord at the Interest Rate (as defined in Section 16.2 - Interest). Tenant shall give Landlord at least ten (10) days’ notice prior to the commencement of any Alterations and cooperate with Landlord in posting and maintaining notices of non-responsibility in connection therewith.

6.4 Subject to the provisions of Section 5 - Use and Compliance with Laws and the foregoing provisions of this Section, Tenant may install and maintain furnishings, equipment, movable partitions, business equipment and other trade fixtures (“Trade Fixtures”) in the Premises, provided that the Trade Fixtures do not become an integral part of the Premises or the Building. Tenant shall promptly repair any damage to the Premises or the Building caused by any installation or removal of such Trade Fixtures.

7. MAINTENANCE AND REPAIRS.

7.1 By taking possession of the Premises Tenant agrees that the Premises are then in a good and tenantable condition. Notwithstanding the foregoing, prior to the Commencement Date Landlord shall cause the following systems (the “MEP Systems”) to be inspected and placed in good working order and repair: (i) electrical, (ii) plumbing, and (iii) heating, ventilating and air-conditioning. If, during the first sixty (60) days of the Term, any MEP System is not in the condition required by the foregoing sentence, Tenant shall notify Landlord, of the need for repair within sixty (60) days following the Commencement Date, and the repair shall be promptly be completed by Landlord at no cost to Tenant. Landlord hereby assigns to Tenant all warranties with respect to the Premises which would reduce Tenant’s maintenance obligations hereunder and shall cooperate with Tenant to enforce all such warranties. Tenant shall be responsible to clean, maintain and repair the Premises, including providing janitorial services and disposal of trash; and to that end, during the Term, Tenant, at Tenant’s expense but under the direction of Landlord, shall repair and maintain the Premises, including, without limitation, any elevator, the heating, ventilating and air conditioning system or systems serving the Premises, the electrical and plumbing systems serving the Premises, including the lighting and plumbing fixtures, the restrooms serving the Premises, interior stairways in the Premises, the interior and exterior glass, plate glass skylights, interior walls, floor coverings, ceiling, (ceiling tiles and grid). Tenant Improvements, Alterations, fire extinguishers, outlets and fixtures, and any appliances (including dish washers, hot water heaters and garbage disposers) in the Premises, in a first class condition, and keep the Premises in a clean, safe and orderly condition. With respect to the electrical and plumbing systems serving the Premises, Tenant shall be responsible for the maintenance and repair of any such systems only to the point where such systems join a main or other junction (e.g., sewer main or electrical transformer) serving more than one user. On or before the Commencement Date Tenant shall provide Landlord with a copy of a service contract with a licensed commercial Heating, Ventilating and Air-conditioning maintenance company (which contract and company shall be subject to Landlord’s prior reasonable approval), to maintain, on an ongoing basis (at least quarterly), the heating, ventilating and air-conditioning system serving the Premises. In addition to the foregoing, Tenant acknowledges that the sewer piping at the Development is made of ABS plastic. Accordingly, without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole discretion, Tenant shall allow only ordinary domestic sewage to be placed in the sewer system from the Premises. UNDER NO CIRCUMSTANCES SHALL TENANT EVER PLACE, OR ALLOW TO BE PLACED, ANY ESTERS OR KETONES (USUALLY FOUND IN SOLVENTS TO CLEAN UP PETROLEUM PRODUCTS) IN THE DRAINS OR SEWER SYSTEM, FROM THE PREMISES.

7.2 Landlord shall (a) maintain or cause to be maintained in reasonably good order, condition and repair, the structural portions of the roof, foundations, floors and exterior walls of the Building, and the public and common areas outside of the Building, (b) wash the exterior windows of the Building on a periodic basis, (c) caulk exterior window joints and concrete slabs and (d) paint the exterior of the Building, all of which shall be included as a part of Operating Costs, subject to the terms and conditions contained in Section 3.2 of this Lease. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition known to Tenant which Landlord is required to repair. As a material part of the consideration for this Lease, Tenant hereby waives any benefits of any applicable existing or future Law, including the provisions of California Civil Code Sections 1932(1), 1.941 and 1942, that allows a tenant to make repairs at its landlord’s expense.

7.3 Landlord hereby reserves the right, at any time and from time to time, without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease:

(a) To make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any part of the Building, the fixtures and equipment therein, and the Building Systems (except that Landlord shall not have any right under this provision to reduce the size of the Premises, or to permanently, materially and adversely affect Tenant’s access to and use of the Premises, except only as may be required to comply with Laws or as a result of any fire or other casualty or Condemnation);

(b) To change the Building’s name or street address;

(c) To install and maintain any and all signs on the exterior and interior of the Building;

(d) To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas (including the Parking Facility) and other tenancies and premises in the Property and to create additional rentable areas through use or enclosure of common areas; and

(e) If any governmental authority promulgates or revises any Law or imposes mandatory or voluntary controls or guidelines on Landlord or the Property relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking on the Property (collectively “Controls”), to comply with such Controls, whether mandatory or voluntary, or make any alterations to the Property related thereto.

8. TENANT’S TAXES. “Tenant’s Taxes” shall mean (a) all taxes, assessments, license fees and other governmental charges or impositions levied or assessed against or with respect to Tenant’s personal property or Trade Fixtures in the Premises, whether any such imposition is levied directly against Tenant or levied against Landlord or the Property, (b) all rental, excise, sales or transaction privilege taxes arising out of this Lease (excluding, however, state and federal personal or corporate income taxes measured by the income of Landlord from all sources) imposed by any taxing authority upon Landlord or upon Landlord’s receipt of any rent payable by Tenant pursuant to the terms of this Lease (“Rental Tax”), and (c) any increase in Taxes attributable to inclusion of a value placed on Tenant’s personal property, Trade Fixtures or Alterations. Tenant shall pay any Rental Tax to Landlord in addition to and at the same time as Base Rent is payable under this Lease, and shall pay all other Tenant’s Taxes before delinquency (and, at Landlord’s request, shall furnish Landlord satisfactory evidence thereof). If Landlord pays Tenant’s Taxes or any portion thereof, Tenant shall reimburse Landlord upon demand for the amount of such payment, together with interest at the Interest Rate from the date of Landlord’s payment to the date of Tenant’s reimbursement.

9. UTILITIES.

9.1 Payment for Utilities and Services.

(a) If the temperature otherwise maintained in any portion of the Premises by the HVAC systems of the Building is affected as a result of any lights, machines or equipment used by Tenant in the Premises, then Tenant shall be responsible, at Tenant’s sole cost and expense, to install any machinery or equipment reasonably necessary to, restore the temperature, including modifications to the standard air-conditioning equipment subject to the provisions of Section 6.1 of this Lease.

(b) Electricity, water, sanitary sewer and any gas will be separately metered for the Premises. Tenant shall pay prior to delinquency all charges for water, gas, electricity, telephone and other telecommunication services, janitorial service, trash pick-up, sewer and all other services consumed on or supplied to the Premises, and all taxes, levies, fees and surcharges thereon.

9.2 Interruption of Services. In the event of an interruption in, or failure or inability to provide electricity, water, sanitary sewer or gas to the Premises (a “Service Failure”), such Service Failure shall not, regardless of its duration, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant or, except as provided herein, entitle Tenant to an abatement of rent or to terminate this Lease.

(a) If any Service Failure not caused by Tenant or its Representatives prevents Tenant from reasonably using a material portion of the Premises and Tenant in fact ceases to use such portion of the Premises, Tenant shall be entitled to an abatement of Base Rent and Additional Rent with respect to the portion of the Premises that Tenant is prevented from using by reason of such Service Failure in the following circumstances: (i) if Landlord fails to commence reasonable efforts to remedy the Service Failure within ten (10) Business Days following the occurrence of the Service Failure, and such failure has persisted and continuously prevented Tenant from using a material portion of the Premises during that period, the abatement of rent shall commence on the eleventh (11th) Business Day following the Service Failure and continue until Tenant is no longer so prevented from using such portion of the Premises; or (ii) if the Service Failure in all events is not remedied within thirty (30) days following the occurrence of the Service Failure and Tenant in fact does hot use such portion of the Premises for an uninterrupted period of thirty (30) days or more by reason of such Service Failure, the abatement of rent shall commence no later than the thirty-first (31st) day following the occurrence of the Service Failure and continue until Tenant is no longer so prevented from using such portion of the Premises.

(b) If a Service Failure is caused by Tenant or its Representatives, Landlord shall nonetheless remedy the Service Failure, at the expense of Tenant, pursuant to Landlord’s maintenance and repair obligations under Section 7 - “Maintenance and Repair” or Section 12.1 - “Landlord’s Duty to Repair,” as the case may be, but Tenant shall not be entitled to an abatement of rent or to terminate this Lease as a result of any such Service Failure.

(c) Notwithstanding Tenant’ s entitlement to rent abatement under the preceding provisions, Tenant shall continue to pay Tenant’s then current rent until such time as Landlord and Tenant agree on the amount of the rent abatement. If Landlord and Tenant are unable to agree on the amount of such abatement within ten (10) Business Days of the date they commence negotiations regarding the abatement, then either party may submit the matter to binding arbitration pursuant to Sections 1280 et seq. of the California Code of Civil Procedure.

(d) In addition to the foregoing provisions, if there is a Service Failure not caused by Tenant or its Representatives and such Service Failure prevents Tenant from conducting its business in the Premises in the manner in which Tenant intends to conduct such business, and (i) Landlord fails to commence reasonable efforts to remedy the Service Failure within ninety (90) days following the occurrence of the Service Failure, or (ii) the Service Failure in all events is not remedied within one (1) year following its occurrence and Tenant in fact does not conduct any business in the Premises for an uninterrupted period of one (1) year or more, Tenant shall have the right to terminate this Lease by written notice delivered to Landlord within ten (10) Business Days following the event described in clauses (i) or (ii) above giving rise to the right to terminate.

(e) Where the cause of a Service Failure is within the control of a public utility or other public or quasi-public entity outside Landlord’s control, notification to such utility or entity of the Service Failure and request to remedy the failure shall constitute “reasonable efforts” by Landlord to remedy the Service Failure.

(f) Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to such interruption, failure or inability.

10. EXCULPATION AND INDEMNIFICATION.

10.1 Landlord’s Indemnification of Tenant. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any claims, actions, liabilities, damages, costs or expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (“Claims”) asserted by any third party against Tenant for loss, injury or damage, to the extent such loss, injury or damage is caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.2 Tenant’s Indemnification of Landlord. Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s authorized representatives harmless from and against Claims arising from (a) the acts or omissions of Tenant or Tenant’s Representatives or Visitors in or about the Property, or (b) any construction or other work undertaken by Tenant on the Premises (including any design defects), or (c) any breach or default under this Lease by Tenant, or (d) any loss, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in the Premises during the Term, excepting only Claims described in this clause (d) to the extent they are caused by the willful misconduct or negligent acts or omissions of Landlord or its authorized representatives.

10.3 Damage to Tenant and Tenant’s Property. Landlord shall not be liable to Tenant for any loss, injury or other damage to Tenant or to Tenant’s property in or about the Premises or the Property from any cause (including defects in the Property or in any equipment in the Property; fire, explosion or other casualty; bursting, rupture, leakage or overflow of any plumbing or other pipes or lines, sprinklers, tanks, drains, drinking fountains or washstands in, above, or about the Premises or the Property; or acts of other tenants in the Property). Tenant hereby waives all claims against Landlord for any such loss, injury or damage and the cost and expense of defending against claims relating thereto, including any loss, injury or damage caused by Landlord’s negligence (active or passive) or willful misconduct. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord or Tenant be liable to the other party for any punitive or consequential damages or damages for loss of business by Tenant or Landlord except for any liability which Tenant might have for holding over in the Premises beyond the expiration of the Term in accordance with the provisions of Section 19.2 of this Lease.

10.4 Survival. The obligations of the parties under this Section 10 shall survive the expiration or termination of this Lease.

11. INSURANCE.

11.1 Tenant’s Insurance.

(a) Liability Insurance. Tenant shall maintain in full force throughout the Term, commercial general liability insurance providing coverage on an occurrence form basis with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined, Two Million Dollars ($2,000,000.00) annual general aggregate, and Two Million Dollars ($2,000,000.00) products and completed operations annual aggregate. Tenant’s liability insurance policy or policies shall: (i) include premises and operations liability coverage, products and completed operations liability coverage, broad form property damage coverage including completed operations, blanket contractual liability coverage including, to the maximum extent possible, coverage for the indemnification obligations of Tenant under this Lease, and personal and advertising injury coverage; (ii) provide that the insurance company has the duty to defend all insureds under the policy; (iii) provide that defense costs are paid in addition to and do not deplete any of the policy limits; (iv) cover liabilities arising out of or incurred in connection with Tenant’s use or occupancy of the Premises or the Property; (v) extend coverage to cover liability for the actions of Tenant’s Representatives and Visitors; and (vi) designate separate limits for the Property. Each policy of liability insurance required by this Section shall: (i) contain a cross liability endorsement or separation of insureds clause; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss; (iv) provide that any failure to comply with the reporting provisions shall not affect coverage provided to Landlord, its partners, property managers and Mortgagees; and (v) name Landlord, its partners, the Property Manager identified in the Basic Lease Information (the “Property Manager”), and such other parties in interest as Landlord may from time to time reasonably designate to Tenant in writing, as additional insureds. Such additional insureds shall be provided at least the same extent of coverage as is provided to Tenant under such policies. All endorsements effecting such additional insured status shall be at least as broad as additional insured endorsement form number CG 20 11 11 85 promulgated by the Insurance Services Office.

(b) Property Insurance. Tenant shall at all times maintain in effect with respect to Tenant Improvements, any Alterations and Tenant’s Trade Fixtures and personal property, commercial property insurance providing coverage, on an “all risk” or “special form” basis, in an amount equal to at least 90% of the full replacement cost of the covered property. Tenant may carry such insurance under a blanket policy, provided that such policy provides coverage equivalent to a separate policy. During the Term, the proceeds front any such policies of insurance shall be used for the repair or replacement of the Tenant Improvements, Alterations, Trade Fixtures and personal property so insured. Landlord shall be provided coverage under such insurance to the extent of its insurable interest and, if requested by Landlord, both Landlord and Tenant shall sign all documents reasonably necessary or proper in connection with the settlement of any claim or loss under such insurance. Landlord will have no obligation to carry insurance on any Tenant Improvements, Alterations or on Tenant’s Trade Fixtures or personal property.

(c) Requirements For All Policies. Each policy of insurance required under this Section 11.1 shall: (i) be in a form, and written by an insurer, reasonably acceptable to Landlord, (ii) be maintained at Tenant’s sole cost and expense, and (iii) require at least thirty (30) days’ written notice to Landlord prior to any cancellation, nonrenewal or modification of insurance coverage. Insurance companies issuing such policies shall have rating classifications of “A” or better and financial size category ratings of “VII” or better according to the latest edition of the A.M. Best Key Rating Guide. All insurance companies issuing such policies shall be admitted carriers licensed to do business in the state where the Property is located. Any deductible amount under such insurance shall not exceed $5,000, except that the deductible for Tenant’s Products/Completed Operations coverage may provided for a deductible not to exceed $10,000. Tenant shall provide to Landlord, upon request, evidence that the insurance required to be carried by Tenant pursuant to this Section, including any endorsement effecting the additional insured status, is in full force and effect and that premiums therefor have been paid.

(d) Updating Coverage. Tenant shall increase the amounts of insurance as required by any Mortgagee, and, not more frequently than once every three (3) years, as recommended by Landlord’s insurance broker, if, in the reasonable opinion of either of them, the amount of insurance then required under this Lease is not adequate. Any limits set forth in this Lease on the amount or type of coverage required by Tenant’s insurance shall not limit the liability of Tenant under this Lease.

(e) Certificates of Insurance. Prior to occupancy of the Premises by Tenant, and not less than thirty (30) days prior to expiration of any policy thereafter, Tenant shall furnish to Landlord a certificate of insurance reflecting that the insurance required by this Section is in force, accompanied by an endorsement showing the required additional insureds satisfactory to Landlord in substance and form. Notwithstanding the requirements of this paragraph, Tenant shall at Landlord’s request provide to Landlord a certified copy of each insurance policy required to be in force at any time pursuant to the requirements of this Lease or its Exhibits.

11.2 Landlord’s Insurance. During the Term, to the extent such coverages are available at a commercially reasonable cost, Landlord shall maintain in effect insurance on the Building with responsible insurers, on an “all risk” or “special form” basis, insuring the Building (excluding Tenant Improvements) in an amount equal to at least 90% of the replacement cost thereof, excluding land, foundations, footings and underground installations. Landlord may, but shall not be obligated to, carry insurance against additional perils and/or in greater amounts. Landlord shall maintain in full force throughout the Term, commercial general liability insurance providing coverage with limits of not less than Two Million Dollars ($2,000,000.00) each occurrence for bodily injury and property damage combined covering the Property (the cost of the premiums for which shall be included in Operating Costs).

11.3 Mutual Waiver of Right of Recovery & Waiver of Subrogation. Landlord and Tenant each hereby waive any right of recovery against each other and the partners, managers, members, shareholders, officers, directors and authorized representatives of each other for any loss or damage that is covered by any policy of property insurance maintained by either party (or required by this

Lease to be maintained) with respect to the Premises or the Property or any operation therein, regardless of cause, including negligence (active or passive) of the party benefiting from the waiver. If any such policy of insurance relating to this Lease or to the Premises or the Property does not permit the foregoing waiver or if the coverage under any such policy would be invalidated as a result of such waiver, the party maintaining such policy shall obtain from the insurer under such policy a waiver of all right of recovery by way of subrogation against either party in connection with any claim, loss or damage covered by such policy.

12. DAMAGE OR DESTRUCTION.

12.1 Landlord’s Duty to Repair.

(a) If all or a part of the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from tire or other casualty then, unless either party is entitled to and elects to terminate this Lease pursuant to Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate, Landlord shall, at its expense, use reasonable efforts to repair and restore the Premises and/or the Property, as the case may be, to substantially their former condition to the extent permitted by then applicable Laws; provided, however, that in no event shall Landlord have any obligation for repair or restoration beyond the extent of insurance proceeds received by Landlord for such repair or restoration, or for Tenant Improvements or for any of Tenant’s personal property, Trade Fixtures or Alterations.

(b) If Landlord is required or elects to repair damage to the Premises and/or the Property, this Lease shall continue in effect, but Tenant’s Base Rent and Additional Rent shall be abated with regard to any portion of the Premises that Tenant is prevented from using by reason of such damage or its repair from the date of the casualty until substantial completion of Landlord’s repair of the affected portion of the Premises as required under this Lease. In no event shall Landlord be liable to Tenant by reason of any injury to or interference with Tenant’s business or property arising from fire or other casualty or by reason of any repairs to any part of the Property necessitated by such casualty.

12.2 Landlord’s Right to Terminate. Landlord may elect to terminate this Lease following damage by fire or other casualty under the following circumstances:

(a) If, in the reasonable judgment of Landlord, the Premises and the Properly (exclusive of Tenant Improvements) cannot be substantially repaired and restored under applicable Laws within one (1) year from the date of the casualty;

(b) If, in the reasonable judgment of Landlord, adequate proceeds are not, for any reason, made available to Landlord from Landlord’s insurance policies (and/or from Landlord’s funds made available for such purpose, at Landlord’s sole option) to make the required repairs;

(c) If the Building is damaged or destroyed to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would exceed fifty percent (50%) of the full replacement cost of the Building (exclusive of Tenant Improvements), whether or not the Premises are at all damaged or destroyed; or

(d) If the fire or other casualty occurs during the last year of the Term, and the repairs and restoration would either (i) take longer than sixty (60) days to complete, or (ii) would not be completed at least sixty (60) days prior to the expiration of the Term (and in either case the Term of the Lease has not been extended by Tenant exercising the Extension Option contained in Section 39 of the Lease).

If any of the circumstances described in subparagraphs (a), (b), (c) or (d) of this Section 12.2 occur or arise, Landlord shall give Tenant notice within one hundred and twenty (120) days after the date of the casualty, specifying whether Landlord elects to terminate this Lease as provided above and, if not, Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease.

12.3 Tenant’s Right to Terminate. If the Premises are rendered untenantable or inaccessible by damage to all or any part of the Property from fire or other casualty, and Landlord does not elect to terminate as provided above, then Tenant may elect to terminate this Lease if Landlord’s estimate of the time required to complete Landlord’s repair obligations under this Lease is greater than one (1) year, in which event Tenant may elect to terminate this Lease by giving Landlord notice of such election to terminate within thirty (30) days after Landlord’s notice to Tenant pursuant to Section 12.2 - Landlord’s Right to Terminate.

12.4 Waiver. Landlord and Tenant each hereby waive the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future Law permitting the termination of a lease agreement in the event of damage or destruction under any circumstances other than as provided in Sections 12.2 - Landlord’s Right to Terminate and 12.3 - Tenant’s Right to Terminate.

13. CONDEMNATION.

13.1 Definitions.

(a) “Award” shall mean all Compensation, sums, or anything of value awarded, paid or received on a total or partial Condemnation.

(b) “Condemnation” shall mean (i) a permanent taking (or a temporary taking for a period extending beyond the end of the Term) pursuant to the exercise of the power of condemnation or eminent domain by any public or quasi-public authority, private corporation or individual having such power (“Condemnor”), whether by legal proceedings or otherwise, or (ii) a voluntary sale or transfer by Landlord to any such authority, either under threat of condemnation or while legal proceedings for condemnation are pending.

(c) “Date of Condemnation” shall mean the earlier of the date that title to the property taken is vested in the Condemnor or the date the Condemnor has the right to possession of the property being condemned.

13.2 Effect on Lease.

(a) If the Premises are totally taken by Condemnation, this Lease shall terminate as of the Date of Condemnation. If a portion but not all of the Premises is taken by Condemnation, this Lease shall remain in effect; provided, however, that if the portion of the Premises remaining after the Condemnation will be unsuitable for Tenant’s continued use, then upon notice to Landlord within thirty (30) days after Landlord notifies Tenant of the Condemnation, Tenant may terminate this Lease effective as of the Date of Condemnation.

(b) If twenty-five percent (25%) or more of the Project or of the parcel(s) of land on which the Building is situated or of the Parking Facility or of the floor area in the Building is taken by Condemnation, or if as a result of any Condemnation the Building is no longer reasonably suitable for use as an office building, whether or not any portion of the Premises is taken, Landlord may elect to terminate this Lease, effective as of the Date of Condemnation, by notice to Tenant within thirty (30) days after the Date of Condemnation.

(c) If all or a substantial portion of the Premises is temporarily taken by a Condemnor for a period not extending beyond the lesser of (i) one (1) year after the temporary taking, or (ii) the end of the Term, this Lease shall remain in full force and effect.

13.3 Restoration. If this Lease is not terminated as provided in Section 13.2 - Effect on Lease, Landlord, at its expense, shall diligently proceed to repair and restore the Premises to substantially its former condition (to the extent permitted by then applicable Laws) and/or repair and restore the Building to an architecturally complete office building; provided, however, that Landlord’s obligations to so repair and restore shall be limited to the amount of any Award received by Landlord and not required to be paid to any Mortgagee (as defined in Section 20.2 below). In no event shall Landlord have any obligation to repairer replace any improvements in the Premises beyond the amount of any Award received by Landlord for such repair or to repair or replace any of Tenant’s personal property, Trade Fixtures, or Alterations.

13.4 Abatement and Reduction of Rent. If any portion of the Premises is taken in a Condemnation or is rendered permanently untenantable by repairs necessitated by the Condemnation, and this Lease is not terminated, the Base Rent and Additional Rent payable under this Lease shall be proportionally reduced as of the Date of Condemnation based upon the percentage of rentable square feet in the Premises so taken or rendered permanently untenantable. In addition, if this Lease remains in effect following a Condemnation and Landlord proceeds to repair and restore the Premises, the Base Rent and Additional Rent payable under this Lease shall be abated during the period of such repair or restoration to the extent such repairs prevent Tenant’s use of the Premises.

13.5 Awards. Any Award made shall be paid to Landlord, and Tenant hereby assigns to Landlord, and waives all interest in or claim to, any such Award, including any claim for the value of the unexpired Term; provided, however, that Tenant shall be entitled to receive, or to prosecute a separate claim for, an Award for a temporary taking of the Premises or a portion thereof by a Condemnor where this Lease is not terminated (to the extent such Award relates to the unexpired Term), or an Award or portion thereof separately designated for relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, Trade Fixtures or Alterations and moving costs.

13.6 Waiver. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Law allowing either party to petition for a termination of this Lease upon a partial taking of the Premises and/or the Property.

14. ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not assign this Lease or any interest therein, or sublet or license or permit the use or occupancy of the Premises or any part thereof by or for the benefit of any one other than Tenant, or in any other manner transfer all or any part of Tenant’s interest under this Lease (each and all a “Transfer”), without the prior written consent of Landlord, which consent (subject to the other provisions of this Section 14) shall not be unreasonably withheld. Subject to the provisions of Section 14.9 of this Lease, if Tenant is a business entity, any director indirect transfer of fifty percent (50%) or more of the ownership interest of the entity (whether in a single transaction or in the aggregate through more than one transaction) shall be deemed a Transfer. Notwithstanding any provision in this Lease to the contrary, Tenant shall not mortgage, pledge, hypothecate or otherwise encumber this Lease or ail or any part of Tenant’s interest under this Lease.

14.2 Reasonable Consent.

(a) Prior to any proposed Transfer, Tenant shall submit in writing to Landlord (i) the name and legal composition of the proposed assignee, subtenant, user or other transferee (each a “Proposed Transferee”); (ii) the nature of the business proposed to be carried on in the Premises; (iii) a current balance sheet, income statements for the last two years and such other reasonable financial and other information concerning the Proposed Transferee as Landlord may request; and (iv) a copy of the proposed assignment, sublease or other agreement governing the proposed Transfer. Within fifteen (15) Business Days after Landlord receives all such information it shall notify Tenant whether it approves or disapproves such Transfer or if it elects to proceed under Section 14.7 - Landlord’s Right to Space.

(b) Tenant acknowledges and agrees that, among other circumstances for which Landlord could reasonably withhold consent to a proposed Transfer, it shall be reasonable for Landlord to withhold consent where (i) the Proposed Transferee does not intend itself to occupy the entire portion of the Premises assigned or sublet, (ii) Landlord reasonably disapproves of the Proposed Transferee’s business operating ability or history, reputation or creditworthiness or the nature or character of the business to be conducted by the Proposed Transferee at the Premises, (iii) the Proposed Transferee is a governmental agency or unit or an existing tenant in the Project, unless, in the case of a Proposed Transferee, Landlord does not have space available in the Project that Landlord is willing to lease to the Proposed Transferee containing the same or more square feet than the space contained in the Premises, (iv) the proposed Transfer would violate any “exclusive” rights of any tenants in the Project, (v) Landlord or Landlord’s agent has shown space in the Project to the Proposed Transferee or responded to any inquiries from the Proposed Transferee or the Proposed Transferee’s agent concerning availability of space in the Project, at any time within the preceding nine months, or (vi) Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Project or increasing the expenses associated with operating, maintaining and repairing the Project. In no event may Tenant publicly advertise all or any portion of the Premises for assignment or sublease at a rental less than that then sought by Landlord for a direct lease (non-sublease) of comparable space in the Project. Notwithstanding the foregoing, Tenant may employ a broker who advertises on a commercial multiple listing service in Order to offer the Premises for assignment or sublease.

14.3 Excess Consideration. If Landlord consents to the Transfer, Landlord shall be entitled to receive as Additional Rent hereunder, fifty percent (50%) of all “Sublease Profits” (as defined below). Notwithstanding the foregoing, during the thirty-six (36) full calendar months following the Commencement Date of this Lease Landlord shall not be entitled to any Sublease Profits for any sublease between Tenant and any subtenant or subtenants for Building 26, provided, however, commencing in the thirty-seventh (37th) full calendar month following the Commencement Date of this Lease Landlord shall receive fifty percent (50%) of the Sublease Profits from any such sublease or subleases at Building 26 (even if any such sublease is for a term which is both prior to, and subsequent to, the first day of the thirty-seventh [37th] full calendar month following the Commencement Date of this Lease). “Sublease Profits” shall mean any consideration paid by the Transferee for the assignment or sublease and, in the case of a sublease, the excess of the rent and other consideration payable by the subtenant over the amount of Base Rent and Additional Rent payable hereunder applicable to the subleased space, less any and all direct, out-of-pocket expenses and cash concessions, including costs for necessary Alterations and brokerage commission, paid by Tenant to procure the assignee or subtenant. Tenant shall pay to Landlord as additional rent, within ten (10) days after receipt by Tenant, any such excess consideration paid by any transferee (the “Transferee”) for the Transfer provided any capital expenditures and brokerage commissions in connection with any sublease shall be amortized over the term of the sublease.

14.4 No Release Of Tenant. No consent by Landlord to any Transfer shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether occurring before or after such consent, assignments subletting or other Transfer. Each Transferee shall be jointly and severally liable with Tenant (and Tenant shall be jointly and severally liable with each Transferee) for the payment of rent (or, in the case of a sublease, rent in the amount set forth in the sublease) and for the performance of all other terms and provisions of this Lease. The consent by Landlord to any Transfer shall not relieve Tenant or any such Transferee from the obligation to obtain Landlord’s express prior written consent to any subsequent Transfer by Tenant or any Transferee. The acceptance of rent by Landlord from any other person (whether or not such person is an occupant of the Premises) shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any Transfer.

14.5 Expenses and Attorneys’ Fees. Tenant shall pay to Landlord on demand all costs and expenses (including reasonable attorneys’ fees) incurred by Landlord in connection with reviewing or consenting to any proposed Transfer (including any request for consent to, or any waiver of Landlord’s rights in connection with, any security interest in any of Tenant’s property at the Premises).

14.6 Effectiveness of Transfer. Prior to the date on which any permitted Transfer (whether or not requiring Landlord’s consent) becomes effective, Tenant shall deliver to Landlord a counterpart of the fully executed Transfer document and Landlord’s standard form of Consent to Assignment or Consent to Sublease executed by Tenant and the Transferee in which each of Tenant and the Transferee confirms its obligations pursuant to this Lease. Failure or refusal of a Transferee to execute any such instrument shall not release or discharge the Transferee from liability as provided herein. The voluntary, involuntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and any such surrender or cancellation shall, at the option of Landlord, either terminate all or any existing subleases or operate as an assignment to Landlord of any or ail of such subleases.

14.7 Landlord’s Right to Space. Notwithstanding any of the above provisions of this Section to the contrary, if Tenant notifies Landlord that it desires to enter into a Transfer, Landlord, in lieu of consenting to such Transfer, may elect (x) in the case of an assignment or a sublease of the entire Premises, to terminate this Lease, or (y) in the case of a sublease of less than the entire Premises, to terminate this Lease as it relates to the space proposed to be subleased by Tenant; provided, however, Tenant shall have the right to negate Landlord’s termination pursuant to the provisions of this Section 14.7 by giving Landlord written notice of such negation (“Tenant’s Negation Notice”) within three (3) Business Days after Tenant receives Landlord’s notice electing to terminate in lieu of consenting to a Transfer. Upon Tenant’s Negation Notice, Tenant shall be deemed to have withdrawn Tenant’s request for a Transfer, the Lease shall not be terminated with respect to the proposed Transfer, and the proposed Transferee shall have no right in and to the portion of the Premises which was included in the proposed Transfer. Upon any such termination pursuant to the provisions of this Section 14.7, this Lease will terminate (or the space proposed to be subleased will be removed from the Premises subject to this Lease and the Base Rent and Tenant’s Share under this Lease shall be proportionately reduced) on the date the Transfer was proposed to be effective, and Landlord may lease such space to any party, including the prospective Transferee identified by Tenant. Notwithstanding the provisions of this Section 14.7 to the contrary, Landlord recognizes and agrees that upon or after the Commencement Date of this Lease Tenant intends to sublease Building 26, containing approximately 19,483 square feet of rentable area, to another entity. Subject to Landlord’s approval rights over the proposed sublease, as provided in Section 14.1 of this Lease, Landlord agrees that Landlord shall not have the right to terminate this Lease with respect to any sublease during the first 36 months of the initial lease Term entered into by Tenant with another entity for Building 26.

14.8 Assignment of Sublease Rents. Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant for purposes hereof, or a receiver for Tenant appointed on Landlord’s application may (but shall not be obligated to) collect such rents and other consideration and apply the same toward Tenant’s obligations to Landlord under this Lease; provided, however, that Landlord grants to Tenant at all times prior to occurrence of any breach or default by Tenant a revocable license to collect such rents (which licenses shall automatically and without notice be and be deemed to have been revoked and terminated immediately upon any Event of Default).

14.9 Transfer to Affiliate. Notwithstanding any provision contained in the Section 14 to the contrary, Tenant shall have the right, without the consent of Landlord, upon ten (10) days prior written notice to Landlord, to transfer Tenant’s interest in this Lease to either (i) a successor corporation related to Tenant by merger, consolidation, or non-bankruptcy reorganization, (ii) a purchaser of at least ninety percent (90%) of Tenant’s assets located at the Premises as an ongoing concern, or (iii) an “Affiliate” of Tenant, and the provisions of Sections 14.2, 14.3 and 14.7 .shall not apply with respect to the transfer to the Affiliate, but the transfer to the Affiliate shall be subject to all other terms and conditions of this Lease, including the provisions of this Section 14.9. Tenant shall remain liable under this Lease after any such transfer. For the purposes of this Article 14, the term “Affiliate” of Tenant shall mean and refer to any entity controlling, controlled by or under common control with Tenant or Tenant’s parent, as the case may be. “Control” as used herein shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled entity; and the ownership, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty percent (50%) of the voting interest in any entity. Notwithstanding Tenant’s right to Transfer to an Affiliate pursuant to the provisions of this Section 14.9, Tenant may not, through use of its rights under this Article 14 in two or more transactions (whether separate transactions or steps or phases of a single transaction), at one time or over time, whether by first assigning this Lease to a subsidiary and then merging the subsidiary into another entity or selling the stock of the subsidiary or by other means, assign or sublease the Premises, or transfer control of Tenant, to any person or entity which is not a subsidiary, affiliate or controlling corporation of the original Tenant, as then constituted, existing prior to the commencement of such transactions, without first obtaining Landlord’s prior written consent pursuant to the provisions of Section 14.2. For purposes of this Lease, a sale of Tenant’s capital stock through any public exchange shall not be deemed an assignment, subletting or other transfer of this Lease or the Premises requiring Landlord’s consent.

15. DEFAULT AND REMEDIES.

15.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

(a) Tenant fails to make any payment of rent when due, or any amount required to replenish the security deposit as provided in Section 4 above, if payment in full is not received by Landlord within three (3) days after written notice that it is due.

(b) Tenant abandons the Premises and fails to make any payment of rent when due.

(c) Tenant fails timely to deliver any subordination document, estoppel certificate or financial statement requested by Landlord within the applicable time period specified in Sections 20 - Encumbrances - and 21 - Estoppel Certificates and Financial Statements - below.

(d) Tenant violates the restrictions on Transfer set forth in Section 14 - Assignment and Subletting.

(e) Tenant ceases doing business as a going concern; makes an assignment for the benefit of creditors; is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of a petition) seeking relief under any under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights; all or substantially all of Tenant’s assets are subject to judicial seizure or attachment and are not released within 60 days, or Tenant consents to or acquiesces in the appointment of a trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets.

(f) Tenant fails, within ninety (90) days after the commencement of any proceedings against Tenant seeking relief under any state or federal bankruptcy or other statute, law or regulation affecting creditors’ rights, to have such proceedings dismissed, or Tenant fails, within ninety (90) days after an appointment, without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated.

(g) Tenant fails to perform or comply with any provision of this Lease other than those described in (a) through (f) above, and does not fully cure such failure within thirty (30) days after notice to Tenant or if such failure cannot be cured within such thirty (30)-day period, Tenant fails within such thirty (30)-day period to commence, and thereafter diligently proceed with, all actions necessary to cure such failure as soon as reasonably possible but in all events within one hundred twenty (120) days of such notice; provided, however, that if Landlord in Landlord’s reasonable judgment determines that such failure cannot or will not be cured by Tenant within such one hundred twenty (120) days, then such failure shall constitute an Event of Default immediately upon such notice to Tenant.

15.2 Remedies. Upon the occurrence of an Event of Default, Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

(a) Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including re-entry into the Premises, efforts to relet the Premises, reletting of the Premises for Tenant’s account, storage of Tenant’s personal property and Trade Fixtures, acceptance of keys to the Premises from Tenant or exercise of any other rights and remedies under this Section, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises. Upon such termination in writing of Tenant’s right to possession of the Premises, as herein provided, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 and any other applicable existing or future Law providing for recovery of damages for such breach, including the worth at the time of award of the amount by which the rent which would be payable by Tenant hereunder for the remainder of the Term after the date of the award of damages, including Additional Rent as reasonably estimated by Landlord, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%).

(b) Landlord shall have the remedy described in California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(c) Landlord may cure the Event of Default at Tenant’s expense. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant.

(d) Landlord may remove all Tenant’s property from the Premises and such property may be stored by Landlord in a public warehouse or elsewhere at the sole cost and for the account of Tenant. If Landlord does not elect to store any or all of Tenant’s property left in the Premises, Landlord may consider such property to be abandoned by Tenant, and Landlord may thereupon dispose of such property in any manner deemed appropriate by Landlord. Any proceeds realized by Landlord on the disposal of any such property shall be applied first to offset all expenses of storage and sale, then credited against Tenant’s outstanding obligations to Landlord under this Lease, and any balance remaining after satisfaction of all obligations of Tenant under this Lease shall be delivered to Tenant.

16. LATE CHARGE AND INTEREST.

16.1 Late Charge. If any payment of rent is not received by Landlord within five (5) days after written notice from Landlord to Tenant that the payment is past due, Tenant shall pay to Landlord on demand as a late charge an additional amount equal to four percent (4%) of the overdue payment; provided, however, if Landlord has given Tenant written notice one (1) or more times in any consecutive twelve (12) month period that a payment of rent is past due, then Tenant shall pay to Landlord on demand commencing with the second (2nd) past due payment in any twelve (12) month period, and continuing with each past due payment thereafter in such twelve (12) month period, as a late charge an additional amount equal to four percent (4%) of the overdue payment without any requirement of additional notice that such payment is past due. A late charge shall not be imposed more than once on any particular installment not paid when due, but imposition of a late charge on any payment not made when due does not eliminate or supersede late charges imposed on other (prior) payments not made when due or preclude imposition of a late charge on other installments or payments not made when due.

16.2 Interest. In addition to the late charges referred to above, which are intended to defray Landlord’s costs resulting from late payments, any payment from Tenant to Landlord not paid when due shall at Landlord’s option bear interest from the date due until paid to Landlord by Tenant at the rate of fifteen percent (15%) per annum or the maximum lawful rate that Landlord may charge to Tenant under applicable laws, whichever is less (the “Interest Rate”). Acceptance of any late charge and/or interest shall not constitute a waiver of Tenant’s default with respect to the overdue sum or prevent Landlord from exercising any of its other rights and remedies under this Lease.

17. WAIVER. No provisions of this Lease shall be deemed waived by either party unless such waiver is in a writing signed by the waiving party. The waiver by either party of any breach of any provision of this Lease shall not be deemed a waiver of such provision or of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of either party upon any default by the other party shall impair such right or remedy or be construed as a waiver, Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or on any letter accompanying any check or payment shall be deemed an accord and satisfaction. The consent to or approval by either party of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the consenting or approving party’s consent to or approval of any subsequent act by the other parry.

18. ENTRY, INSPECTION AND CLOSURE. Upon reasonable oral or written notice to Tenant (and without notice in emergencies), Landlord and its authorized representatives may enter the Premises at all reasonable times to: (a) determine whether the Premises are in good condition, (b) determine whether Tenant is complying with its obligations under this Lease, (c) perform any maintenance or repair of the Premises or the Building that Landlord has the right or obligation to perform, (d) install or repair improvements for other tenants where access to the Premises is required for such installation or repair, (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, (f) show the Premises to prospective brokers, agents, buyers, transferees, or Mortgagees, or (g) do any other act or thing necessary for the safety or preservation of the Premises or the Building. In addition, upon prior oral or written notice to Tenant, Landlord shall have the right during the last twelve (12) months of the Term, to show the Premises to prospective tenants. Notwithstanding the foregoing, any access by Landlord (including any of the foregoing in this paragraph) to Tenant’s “clean room” in the Premises shall be subject to Tenant’s reasonable restrictions and control. When reasonably necessary Landlord may temporarily close entrances, doors, corridors, elevators or other facilities in the Building without liability to Tenant by reason of such closure. Landlord shall conduct its activities under this Section in a manner that will minimize inconvenience to Tenant without incurring additional expense to Landlord. In no event shall Tenant be entitled to an abatement of rent on account of any entry by Landlord, and Landlord shall not be liable in any manner for any inconvenience, loss of business or other damage to Tenant or other persons arising out of Landlord’s entry on the Premises in accordance with this Section. No action by Landlord pursuant to this paragraph shall constitute an eviction of Tenant, constructive or otherwise, entitle Tenant to an abatement of rent or to terminate this Lease or otherwise release Tenant from any of Tenant’s obligations under this Lease.

19. SURRENDER AND HOLDING OVER.

19.1 Surrender. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises and all Tenant Improvements and Alterations to Landlord broom-clean and in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove all telephone and other cabling installed in the Building by Tenant and remove from the Premises all Tenant’s personal property and any Trade Fixtures and all Alterations that Landlord has elected to require Tenant to remove as provided in Section 6,1 - Tenant Improvements & Alterations, and repair any damage caused by such removal. If such removal is not completed before the expiration or termination of the Term, Landlord shall have the right (but no obligation) to remove the same, and Tenant shall pay Landlord on demand for all costs of removal and storage thereof and for the rental value of the Premises for the period from the end of the Term through the end of the time reasonably required for such removal. Landlord shall also have the right to retain or dispose of all or any portion of such property if Tenant does not pay all such costs and retrieve the property within ten (10) days after notice from Landlord (in which event title to all such property described in Landlord’s notice shall be transferred to and vest in Landlord). Tenant waives all Claims against Landlord for any damage or loss to Tenant resulting from Landlord’s removal, storage, retention, or disposition of any such property. Upon expiration or termination of this Lease or of Tenant’s possession, whichever is earliest, Tenant shall surrender all keys to the Premises or any other part of the Building and shall deliver to Landlord all keys for or make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

19.2 Holding Over. If Tenant (directly, or through any Transferee or other successor-in-interest of Tenant) remains in possession of the Premises after the expiration or termination of this Lease, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. No act or omission by Landlord, other than its specific written consent, shall constitute permission for Tenant to continue in possession of the Premises, and if such consent is given or declared to have been given by a court judgment, Landlord may terminate Tenant’s holdover tenancy at any time upon seven (7) days written notice. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the monthly Base Rent during Tenant’s holding over shall be twice the Base Rent payable in the last full month prior to the termination hereof. Acceptance by Landlord of rent after such termination shall not constitute a renewal or extension of this Lease; and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any rent payable by or any loss, cost, or damages claimed by any prospective tenant of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises by reason of such failure to timely surrender the Premises.

20. ENCUMBRANCES.

20.1 Subordination. This Lease is expressly made subject and subordinate to any mortgage, deed of trust, ground lease, underlying lease or like encumbrance affecting any part of the Property or any interest of Landlord therein which is now existing or hereafter executed or recorded (“Encumbrance”); provided, however, that such subordination shall only be effective, as to future Encumbrances, if the holder of the Encumbrance agrees that this Lease shall survive the termination of the Encumbrance by lapse of time, foreclosure or otherwise so long as Tenant is not in default under this Lease beyond any applicable notice and cure period. Provided the conditions of the preceding sentence are satisfied, Tenant shall execute and deliver to Landlord, within ten (10) days after written request therefor by Landlord and in a form reasonably requested by Landlord, any additional documents evidencing the subordination of this Lease with respect to any such Encumbrance and the nondisturbance agreement of the holder of any such Encumbrance. If the interest of Landlord in the Property is transferred pursuant to or in lieu of proceedings for enforcement of any Encumbrance, Tenant shall immediately and automatically attorn to the new owner, and this Lease shall continue in full force and effect as a direct lease between the transferee and Tenant on the terms and conditions set forth in this Lease. Landlord agrees to use reasonable good faith efforts to obtain within 60 days after execution of this Lease, a Subordination, Attornment and Non-Disturbance Agreement (the “SNDA”) from the holder of any Encumbrance existing at the date of this Lease pursuant to the provisions contained above; provided, Landlord’s failure to obtain an SNDA shall not affect the validity of this Lease. Tenant shall be responsible for all costs and fees charged by any holder of an Encumbrance to prepare or negotiate an SNDA.

20.2 Mortgagee Protection. Tenant agrees to give any holder of any Encumbrance covering any part of the Property (“Mortgagee”), by registered mail a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its Encumbrance, if necessary to effect such cure), and, this Lease shall not be terminated so long as such remedies are being diligently pursued.

21. ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS.

21.1 Estoppel Certificates. Within ten (10) days after written request therefor, Tenant shall execute and deliver to Landlord, in a form provided by or satisfactory to Landlord, a certificate stating that this Lease is in full force and effect, describing any amendments or modifications hereto, acknowledging that this Lease is subordinate or prior, as the case may be, to any Encumbrance and stating any other information Landlord may reasonably request, including the Term, the monthly Base Rent, the date to which Rent has been paid, the amount of any security deposit or prepaid rent, whether either party hereto is in default under the terms of the Lease, and whether Landlord has completed its construction obligations hereunder (if any). If Tenant fails timely to execute and deliver such certificate as provided above, then Landlord and the addressee of such certificate shall be entitled to rely upon the information contained in the certificate submitted to Tenant as true, correct and complete, and Tenant shall be estopped from later denying, contradicting or taking any position inconsistent with the information contained in such certificate. Any person or entity purchasing, acquiring an interest in or extending financing with respect to the Property shall be entitled to rely upon any such certificate. If Tenant fails to deliver such certificate within ten (10) days after Landlord’s second written request therefor. Tenant shall be liable to Landlord for any damages incurred by Landlord including any profits or other benefits from any financing of the Property or any interest therein which are lost or made unavailable as a result, directly or indirectly, of Tenant’s failure or refusal to timely execute or deliver such estoppel certificate.

21.2 Financial Statements. Within ten (10) days after written request therefor, but not more than once a year, Tenant shall deliver to Landlord a copy of the financial statements (including at least a year end balance sheet and a statement of profit and loss) of Tenant (and of each guarantor of Tenant’s obligations under this Lease) for each of the three most recently completed years, prepared in accordance with generally accepted accounting principles (and, if such is Tenant’s normal practice, audited by an independent certified public accountant), all then available subsequent interim statements, and such other financial information as may reasonably be requested by Landlord or required by any Mortgagee. So long as Tenant is publicly traded on a nationally recognized stock exchange, Tenant can satisfy the requirements for financial statements by providing the publicly available financial statements.

22. NOTICES. Any notice, demand, request, consent or approval that either party desires or is required to give to the other party under this Lease shall be in writing and shall be served personally, delivered by messenger or courier service, or sent by U.S. certified mail, return receipt requested, postage prepaid, addressed to the other party at the party’s address for notices set forth in the Basic Lease Information. Any notice required pursuant to any Laws may be incorporated into, given concurrently with or given separately from any notice required under this Lease. Notices shall be deemed to have been given and be effective on the earlier of (a) receipt (or refusal of delivery or receipt); or (b) one (1) day after acceptance by the independent service for delivery, if sent by independent messenger or courier service, or three (3) days after mailing if sent by mail in accordance with this Section. Either party may change its address for notices hereunder, effective fifteen (15) days after notice to the other party complying with this Section. If Tenant sublets the Premises, notices from Landlord shall be effective on the subtenant when given to Tenant pursuant to this Section.

23. ATTORNEYS’ FEES. In the event of any dispute between Landlord and Tenant in any way related to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees, and costs and expenses of any type incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues.

24. QUIET POSSESSION. Subject to Tenant’s full and timely performance of all of Tenant’s obligations under this Lease and subject to the terms of this Lease, including Section 20 - Encumbrances, Tenant shall have the quiet possession of the Premises throughout the Term as against any persons or entities lawfully claiming by, through or under Landlord.

25. SECURITY MEASURES. Tenant shall be responsible for all security measures for the Premises, such as the registration or search of all persons entering or leaving the Building, requiring identification for access to the Building, evacuation of the Building for cause, suspected cause, or for drill purposes, the issuance of magnetic pass cards or keys for Building or elevator access to prevent any threat of property loss or damage, bodily injury or business interruption. Landlord shall have no security responsibility for the Premises or the Project. Landlord, its agents and employees shall have no liability to Tenant or its Representatives or Visitors for the implementation or exercise of, or the failure to implement or exercise, any security measures for the Premises or the Project, or for any resulting disturbance of Tenant’s use or enjoyment of the Premises.

26. FORCE MAJEURE. If Landlord or Tenant is delayed, interrupted or prevented from performing any of their respective obligations under this Lease, including its obligations under the Construction Rider (if any), and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, labor dispute, unavailability of materials or any cause outside the reasonable control of either party, then the time for performance of the affected obligations of the delayed party shall be extended for a period equivalent to the period of such delay, interruption or prevention. Notwithstanding the foregoing, force majeure delays shall not apply to Tenant’s obligations to pay any monetary sums due under this Lease.

27. RULES AND REGULATIONS. Tenant shall be bound by and shall comply with the rules and regulations attached to and made a part of this Lease as Exhibit C to the extent those rules and regulations are not in conflict with the terms of this Lease, as well as any reasonable rules and regulations hereafter adopted by Landlord for all tenants of the Building, upon notice to Tenant thereof (collectively, the “Building Rules”). Landlord shall not be responsible to Tenant or to any other person for any violation of, or failure to observe, the Building Rules by any other tenant or other person.

28. LANDLORD’S LIABILITY. The term “Landlord,” as used in/this Lease, shall mean only the owner or owners of the Building at the time in question. In the event of any conveyance of title to the Building, then from and after the date of such conveyance, the transferor Landlord shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance upon the transferee agreeing to recognize this Lease. Notwithstanding any other term or provision of this Lease, the liability of Landlord for Landlord’s breach of its obligations under this Lease is limited solely to (a) Landlord’s interest in the Building as the same may from time to time be encumbered, and (b) proceeds received by Landlord from Landlord’s all risk insurance policy covering the Building following a fire or other casualty to the Premises or the

Building, if Landlord materially misappropriates such proceeds, and either (i) such proceeds are not used for repair or restoration in accordance with the provisions of Section 12 of this Lease, or (ii) this Lease is not terminated in accordance with the provisions of Section 12 of this Lease, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against Landlord’s partners or members or its or their respective partners, shareholders, members, directors, officers or managers on account of any of Landlord’s obligations or actions under this Lease.

29. CONSENTS AND APPROVALS.

29.1 Determination in Good Faith. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its good faith business judgment in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the specific provision contained to this Lease providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, or that such judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent where it was required to do so under this Lease, Tenant shall be entitled to injunctive relief but shall not to be entitled to monetary damages or to terminate this Lease for such failure.

29.2 No Liability Imposed on Landlord. The review and/or approval by Landlord of any item or matter to be reviewed or approved by Landlord under the terms of this Lease or any Exhibits or Addenda hereto shall not impose upon Landlord any liability for the accuracy or sufficiency of any such item or matter or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Property, and no third parties, including Tenant or the Representatives and Visitors of Tenant or any person or entity claiming by, through or under Tenant, shall have any rights as a consequence thereof.

30. BROKERS. Landlord shall pay the fee or commission of the broker or brokers identified in the Basic Lease Information (the “Broker”) in accordance with Landlord’s separate written agreement with the Broker, if any. Tenant warrants and represents to Landlord that in the negotiating or making of this Lease neither Tenant nor anyone acting on Tenant’ s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease other than the Broker. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Landlord asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenant’s Representatives. Landlord shall indemnify and hold Tenant harmless from any claim or claims, including costs, expenses and attorney’s fees incurred by Tenant asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Landlord or Landlord’s Representatives.

31. RELOCATION OF PREMISES. [Intentionally Deleted].

32. ENTIRE AGREEMENT. This Lease, including the Exhibits and any Addenda attached hereto, and the documents referred to herein, if any, constitute the entire agreement between Landlord and Tenant with respect to the leasing of space by Tenant in the Building, and supersede all prior or contemporaneous agreements, understandings, proposals and other representations by or between Landlord and Tenant, whether written or oral, all of which are merged herein. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Projector this Lease except as expressly set forth herein, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. The submission of this Lease for examination does not constitute an option for the Premises and this Lease-shall become effective as a binding agreement only upon execution and delivery thereof by Landlord to Tenant.

33. MISCELLANEOUS. This Lease may not be amended or modified except by a writing signed by Landlord and Tenant, Subject to Section 14 - Assignment and Subletting and Section 28 - Landlord’s Liability, this Lease shall be binding on and shall inure to the benefit of the parties and their respective successors, assigns and legal representatives. The determination that any provisions hereof may be void, invalid, illegal or unenforceable shall not impair any other provisions hereof and all such other provisions of this Lease shall remain in full force and effect. The unenforceability, invalidity or illegality of any provision of this Lease under particular circumstances shall not render unenforceable, invalid or illegal other provisions of this Lease, or the same provisions under other circumstances. This Lease shall be construed and interpreted in accordance with the laws (excluding conflict of laws principles) of the State in which the Building is located. The provisions of this Lease shall be construed in accordance with the fair meaning of the language used and shall not be strictly construed against either party, even if such party drafted the provision in question. When required by the context of this Lease, the singular includes the plural. Wherever the term “including” is used in this Lease, it shall be interpreted as meaning “including, but not limited to” the matter or matters thereafter enumerated. The captions contained in this Lease are for purposes of convenience only and are not to be used to interpret or construe this Lease. If more than one person or entity is identified as Tenant hereunder, the obligations of each and all of them under this Lease shall be joint and several. Time is of the essence with respect to this Lease, except as to the conditions relating to the delivery of possession of the Premises to Tenant. Neither Landlord nor Tenant shall record this Lease.

34. AUTHORITY. If Tenant is a corporation, partnership, limited liability company or other form of business entity, each of the persons executing this Lease on behalf of Tenant warrants and represents that Tenant is a duly organized and validly existing entity, that Tenant has full right and authority to enter into this Lease and that the persons signing on behalf of Tenant are authorized to do so and have the power to bind Tenant to this Lease. Tenant shall provide Landlord upon request with evidence reasonably satisfactory to Landlord confirming the foregoing representations.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT:		LANDLORD:

PERCLOSE, INC.,		SEAPORT CENTRE ASSOCIATES, LLC
a Delaware corporation		a California limited liability company

By:	/s/ Ken Ludlum	By:	OPPORTUNITY CAPITAL PARTNERS IV, LLC, a California limited liability company Manager
Name:	Ken Ludlum
Title:	CFO

By:	/s/ Hank Plain	By:	/s/ R. Matthew Moran
Name:	Hank Plain	Name:	R. Matthew Moran
Title:	CEO	Title:	Manager

		By:	/s/ Stephen J. Pilch
		Name:	Stephen J. Pilch
		Title:	Authorized Signatory

47

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

THE PREMISES

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit A, Page 1

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

THE PREMISES

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit A, Page 2

EXHIBIT A

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

THE LOCATION

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit A, Page 3

EXHIBIT C

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

BUILDING RULES

The following Building Rules are additional provisions of the foregoing Lease to which they are attached. The capitalized terms used herein have the same meanings as these terms are given in the Lease,

1. Use of Common Areas. Tenant will not obstruct the sidewalks, halls, passages, exits, entrances, elevators or stairways of the Building (“Common Areas”), and Tenant will not use the Common Areas for any purpose other than ingress and egress to and from the Premises. The Common Areas, except for the sidewalks, are not open to the general public and Landlord reserves the right to control and prevent access to the Common Areas of any person whose presence, in Landlord’s opinion, would be prejudicial to the safety, reputation and interests of the Building and its tenants.

2. Limited Access to Roof. Tenant shall have the limited right of access to the roofs of the Buildings in order to repair or replace any antenna, aerial, aerial wires, fan, air-conditioner or other device on the roofs of the Buildings, without the prior written consent of Landlord. If Tenant desires to have access to the roofs of the Buildings in order to install any new devices to the roofs, other than to replace any existing devices, Tenant shall request Landlord’s consent, which consent shall not be unreasonably withheld or delayed. Any such device installed without such written consent is subject to removal at Tenant’s expense without notice at any time. In any event Tenant will be liable for any damages or repairs incurred or required as a result of its installation, use, repair, maintenance or removal of such devices on the roofs and agrees to indemnify and hold harmless Landlord from any liability, loss, damage, cost or expense, including reasonable attorneys’ fees, arising from any activities of Tenant or of Tenant’s Representatives on the roof of the Buildings.

3. Signage. Tenant shall have the right, at Tenant’s sole cost and expense, to install a sign upon a monument to be located near the entrance to each of the Buildings, subject to Landlord’s reasonable approval, and subject to ordinances, regulations and any approval from the City of Redwood City. Landlord shall, at Landlord’s sole cost and expense, construct a monument near the entrance to each of the Buildings, subject to approval of the City of Redwood City. No sign, placard, picture, name, advertisement or notice visible from the exterior of the Premises will be inscribed, painted, affixed or otherwise displayed by Tenant on or in any part of the Buildings

Exhibit C, Page 1

without the prior written .consent of Landlord. Landlord reserves the right to adopt and furnish Tenant with general guidelines relating to signs in or on the Buildings. All approved signage will be inscribed, painted or affixed at Tenant’s expense by a person approved by Landlord, which approval will not be unreasonably withheld.

4. Prohibited Uses. The Premises will not be used for the storage of merchandise held for sale to the general public, for lodging or for the sale of goods to the general public. Tenant will not permit any food preparation on the Premises except that Tenant may use Underwriters’ Laboratory approved microwaves for cooking and equipment for brewing coffee, tea, hot chocolate and similar beverages so long as such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations.

5. Janitorial Services. Tenant will be responsible, at Tenant’s expense, to keep the Premises clean, including daily janitorial service. Tenant shall enter into an agreement with a janitorial service to clean the Premises during week-days.

6. Keys and Locks. Landlord will furnish Tenant, free of charge, two keys to each door or lock in the Premises. Landlord may make a reasonable charge for any additional or replacement keys. Tenant will not duplicate any keys, alter any locks or install any new or additional lock or bolt on any door of its Premises or on any other part of the Building without the prior written consent of Landlord and, in any event, Tenant will provide Landlord with a key for any such lock. On the termination of the Lease, Tenant will deliver to Landlord all keys to any locks or doors in the Building which has been obtained by Tenant.

7. Freight. Landlord reserves the right to prescribe the weight, size and position of all equipment, materials, furniture or other property brought into the Buildings. Landlord reserves the right to require that heavy objects will stand on wood strips of such length and thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such property from any cause, and Tenant will be liable for all damage or injuries caused by moving or maintaining such property.

8. Nuisances and Dangerous Substances. Tenant will not conduct itself or permit Tenant’s Representatives or Visitors to conduct themselves, in the Premises or anywhere on or in the Property in a manner which is offensive or unduly annoying to any other Tenant or Landlord’s property managers. Tenant will not install or operate any phonograph, radio receiver, musical instrument, or television or other similar device in any part of the Common Areas and shall not operate any such device installed in the Premises in such manner as to disturb or annoy other tenants of the Project. Tenant will not use or keep in the Premises or the Property any kerosene, gasoline or other combustible fluid or material other than limited quantities thereof reasonably necessary for the maintenance of office equipment, or, without Landlord’s prior written approval, use any method of heating or air conditioning other than that supplied by Landlord. Tenant will not use or keep any foul or noxious gas or substance in the Premises or permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors or vibrations, or interfere in any way with other tenants or those having business therein. Tenant will not bring or keep any animals in or about the Premises or the Project, except for animals assisting Tenant’s disabled Visitors.

Exhibit C, Page 2

9. Building Name and Address. Without Landlord’s prior written consent, Tenant will not use the name of the Building in connection with or in promoting or advertising Tenant’s business, except as Tenant’s address.

10. Building Directory. A directory for the Building will be provided for the display of the name and location of tenants. Landlord reserves the right to approve any additional names Tenant desires to place in the directory and, if so approved, Landlord may assess a reasonable charge for adding such additional names.

11. Window Coverings. No curtains, draperies, blinds, shutters, shades, awnings, screens or other coverings, window ventilators, hangings, decorations or similar equipment shall be attached to, hung or placed in, or used in or with any window of the Building without the prior written consent of Landlord, and Landlord shall have the right to control all lighting within the Premises that may be visible from the exterior of the Building.

12. Floor Coverings. Tenant will not lay or otherwise affix linoleum, tile, carpet or any other floor covering to the floor of the Premises in any manner except as approved in writing by Landlord. Tenant will be liable for the cost of repair of any damage resulting from the violation of this rule or the removal of any floor covering by Tenant or its contractors, employees or invitees.

13. Wiring and Cabling Installations. Tenant will be liable for the cost of repair of any damage resulting from (a) Tenant’s installation of data, telephone and electrical wires and cables in the Premises, or (b) Tenant’s boring or cutting for wires or cables. The location of burglar alarms, smoke detectors, and call boxes shall be subject to the written approval of Landlord which shall not be unreasonably withheld or delayed.

14. Office Closing Procedures. Tenant will see that the doors of the Premises are closed and locked and that all water faucets and water apparatus are not left on unnecessarily when Tenant or its employees leave the Premises, so as to prevent waste or damage. Tenant will be liable for all damage or injuries sustained by Landlord resulting from Tenant’s carelessness in this regard or violation of this rule. Tenant will keep the doors to the Buildings corridors closed at all times except for ingress and egress.

15. Plumbing Facilities. The toilet rooms, toilets, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be disposed of therein. Tenant will be liable for any breakage, stoppage or damage resulting from the violation of this rule by Tenant, its employees or invitees.

16. Use of Hand Trucks. [Intentionally Deleted].

Exhibit C, Page 3

17. Refuse. Tenant shall store all Tenant’s trash and garbage within the Premises or in other facilities designated By Landlord for such purpose. Tenant shall not place in any trash box or receptacle any material which cannot be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without being in violation of any law or ordinance governing such disposal. All trash and garbage removal shall be made in accordance with directions issued from time to time by Landlord, only through such Common Areas provided for such purposes and at such times as Landlord may designate. Tenant shall be responsible for removing trash from the Premises. Tenant shall comply with the requirements of any recycling program adopted by Landlord for the Building.

18. Soliciting. Canvassing, peddling, soliciting and distribution of handbills or any other written materials in the Building are prohibited, and Tenant will cooperate to prevent the same.

19. Parking. Tenant will use, and cause Tenant’s Representatives and Visitors to use, any parking spaces to which Tenant is entitled under the Lease in a manner consistent with Landlord’s directional signs and markings in the Parking Facility. Specifically, but without limitation, Tenant will not park, or permit Tenant’s Representatives or Visitors to park, in a manner that impedes access to and from the Building or the Parking Facility or that violates space reservations for handicapped drivers registered as such with the California Department of Motor Vehicles. Landlord may use such reasonable means as may be necessary to enforce the directional signs and markings in the Parking Facility, including but not limited to towing services, and Landlord will not be liable for any damage to vehicles towed as a result of non-compliance with such parking regulations.

20. Fire, Security and Safety Regulations. Tenant will comply with all safety, security, fire protection and evacuation measures and procedures established by Landlord or any governmental agency.

21. Responsibility for Theft. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

22. Sales and Auctions. Tenant will not conduct or permit to be conducted any sale by auction in, upon or from the Premises or elsewhere in the Property, whether said auction be voluntary, involuntary, pursuant to any assignment for the payment of creditors or pursuant to any bankruptcy or other insolvency proceeding.

23. Waiver of Rules. Landlord may waive any one or more of these Building Rules for the benefit of any particular tenant or tenants, but no such waiver by Landlord will be construed as a waiver of such Building Rules in favor of any other tenant or tenants nor prevent Landlord from thereafter enforcing these Building Rules against any or all of the tenants of the Building.

24. Effect on Lease. These Building Rules are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Violation of these Building Rules constitutes a failure to fully perform the provisions of the Lease, as referred to in Section 15.1 - “Events of Default”.

Exhibit C, Page 4

25. Non-Discriminatory Enforcement. Subject to the provisions of the Lease (and the provisions of other leases with respect to other tenants), Landlord shall use reasonable efforts to enforce these Building Rules in a non-discriminatory manner, but in no event shall Landlord have any liability for any failure or refusal to do so (and Tenant’s sole and exclusive remedy for any such failure or refusal shall be injunctive relief preventing Landlord from enforcing any of the Building Rules against Tenant in a manner that discriminates against Tenant).

26. Additional and Amended Rules. Landlord reserves the right to rescind or amend these Building Rules and/or adopt any other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein.

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit C, Page 5

EXHIBIT D

ATTACHED TO AND FORMING A PART OF

LEASE AGREEMENT

DATED AS OF APRIL 16, 1998

BETWEEN

SEAPORT CENTRE ASSOCIATES, LLC, AS LANDLORD,

AND

PERCLOSE, INC., AS TENANT (“LEASE”)

ADDITIONAL PROVISIONS RIDER

35. ANNUAL COST OF LIVING ADJUSTMENTS TO BASE RENT.

(a) The monthly Base Rent shall be adjusted annually, effective on the first anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each an “Adjustment Date”), to reflect increases in the cost of living. The adjustment shall be calculated by multiplying the monthly Base Rent for the year immediately preceding the Adjustment Date (the “Prior Period”) by the percentage increase in the Consumer Price Index, measured (using the same calendar month for the comparing and compared Consumer Price Index) from (i) the last calendar month for which the Consumer Price Index was published at least one hundred twenty (120)-days immediately before the commencement of the Prior Period to (ii) the same calendar month which is at least one hundred twenty (120) days immediately prior to the Adjustment Date; provided, however, that on each Adjustment Date the monthly Base Rent shall be increased by a minimum of three percent (3%) per annum, cumulative, from the Commencement Date or the prior Adjustment Date, as applicable, and by a maximum of six percent (6%) per annum, cumulative, from the Commencement Date or the prior Adjustment Date, as applicable. The monthly Base Rent for each twelve (12) month period after the first Adjustment Date shall be the monthly Base Rent for the Prior Period plus the increase calculated in accordance with the preceding sentence. In no event shall the monthly Base Rent following any such adjustment be less than the monthly Base Rent in effect immediately prior to such adjustment.

(b) The term “Consumer Price Index” means the United States Department of Labor’s Bureau of Labor Statistics’ Consumer Price Index, All Urban Consumers. All Items, San Francisco-Oakland-San Jose, California (1982-84-100), or the successor of such index.

(c) If the Consumer Price Index is not published by the Bureau of Labor Statistics or another governmental agency for any month for which an adjustment in the Consumer Price Index is to be measured, then the foregoing calculations shall be made using the most closely comparable statistics on the purchasing power of the consumer dollar as published by a responsible financial authority selected by Landlord.

(d) If the adjustment provided for in this Section has not been made by any Adjustment Date, Tenant shall continue to pay monthly Base Rent at the rate applicable to the Prior

Exhibit D, Page 1

Period. Within the earlier of (a) the later of (i) twenty (20) days after Tenant’s receipt of Landlord’s statement, or (ii) the first (1st) day of the month when Tenant’s next installment of Base Rent is payable to Landlord, or (b) thirty-one (31) days after Tenant’s receipt of Landlord’s written notice of the adjusted Base Rent for the then-current Adjustment Date, Tenant shall pay to Landlord the shortfall between the old Base Rent, as paid by Tenant to date for the then-current Lease period, and the new Base Rent payable from the beginning of the then-current Lease period through the date of Landlord’s notice. Thereafter during such Lease period, Tenant shall pay monthly Base Rent at the new rate set forth in Landlord’s notice.

36. LETTER OF CREDIT.

(a) Tenant shall deliver to Landlord a clean, unconditional, irrevocable, transferable letter of credit (the “Letter of Credit”) in form, and issued by a financial institution (“Issuer”) satisfactory to Landlord. The Letter of Credit shall be provided to Landlord as set forth in Section (b) below, and shall be in the amount of $1,000,000.00, name Landlord as the beneficiary thereunder, and provide that draws thereunder will be honored upon receipt by Issuer of a written statement signed by an authorized agent of Landlord stating that the person who is signing has the authority to sign on behalf of Landlord and that Landlord is entitled to draw down on the Letter of Credit. Landlord shall be entitled to draw the entire amount under the Letter of Credit if either (i) Tenant does not deliver to Landlord a replacement letter of credit from Issuer or another financial institution satisfactory to Landlord in the amount and form of the initial Letter of Credit no later than one month before the expiration date of the then existing Letter of Credit, or (ii) upon a proposed sale or lease of the Building, Tenant does not deliver to the new landlord a replacement Letter of Credit pursuant to the provisions of (d) below. If Tenant is in default under the Lease beyond any applicable notice and cure period, Landlord shall be entitled to draw under the Letter of Credit only an amount equal to the amount of any monetary default as defined below (or, only if partial draws are not permitted, the entire amount of the Letter of Credit). As used herein, “‘monetary default” means any delinquent installment of Base Rent, Additional Rent or Rent under this Lease (as and when Tenant fails to pay the same beyond any applicable notice and cure period contained in this Lease), plus any damages to which Landlord is entitled under the Lease. Landlord agrees that the Letter of Credit may also provide for partial draws by Landlord. To the extent not applied by Landlord pursuant to the provisions of the Lease any amount drawn under the Letter of Credit shall be held or applied by Landlord as a Security Deposit, subject to the terms of Section 4 of this Lease.

(b) The Letter of Credit shall be issued and delivered to Landlord within fifteen (15) days after complete execution of this Lease by Landlord and Tenant. If Tenant Fails to deliver to Landlord the Letter of Credit when required, such failure shall constitute an Event of Default under the Lease.

(c) If, and only if, (x) there has been no Event of Default under the Lease during the eighteen (18) months prior to Release Date (as hereinafter defined) and (y) both (i) Tenant’s publicly traded common stock has a market value of at least $250 million, as averaged over the last five [5] days of public trading of Tenant’s common stock ending thirty (30) days immediately prior to the Release Date, and (ii) during each of Tenant’s four (4) most recent accounting quarters

Exhibit D, Page 2

immediately prior to the Release Date Tenant has publicly reported positive net income (before federal and state income taxes) equal to three (3) times the sum of (A) the Base Rent, and (B) the actual Additional Rent (as such Base Rent and Additional Rent may from time to time change) for each of the same four (4) accounting quarters for which net income is being compared, then when all of the preceding conditions contained in this subsection (c) have been satisfied (the “Release Date”), Landlord shall, within thirty (30) days after the Release Date, return the Letter of Credit to Tenant.

(d) If Landlord shall be holding the Letter of Credit as security, then, in the event of a proposed sale or lease of the Building by Landlord, Tenant will, upon ten (10) Business Days’ notice, at its sole cost and expense, cause the issuing bank to consent to the assignment or to issue a substitute letter of credit on identical terms except for the stated beneficiary, from either (i) the same issuing bank or (ii) a national money center bank with shareholder’s equity of at least $500,000,000, having a branch in San Francisco, California, naming the new landlord as the beneficiary thereof upon delivery by Landlord of the then outstanding Letter of Credit.

37. PARKING.

(a) Tenant’s Parking Rights. Landlord shall provide Tenant, without charge or fee, on an unassigned and non-exclusive basis, for use by Tenant and Tenant’s Representatives and Visitors, at the users’ sole risk, one (1) parking space in the Parking Facility (including parking on the public street) for each three hundred thirty-three (333) rentable square feet of space leased to Tenant. The parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars and up to ten percent (10%) of the unassigned spaces may also be designated by Landlord as Building visitors’ parking.

(b) Availability of Parking Spaces. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Building and users of the Parking Facility. Access to the Parking Facility may, at Landlord’s option, be regulated by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord. Landlord retains the right to revoke the parking privileges of any user of the Parking Facility who violates the rules and regulations governing use of the Parking Facility (and Tenant shall be responsible for causing any employee of Tenant or other person using parking spaces allocated to Tenant to comply with all parking rules and regulations).

(c) Assignment and Subletting. Notwithstanding any other provision of the Lease to the contrary, Tenant shall not assign its rights to the parking spaces or any interest therein, or sublease or otherwise allow the use of all or any part of the parking spaces to or by any other person, except either (i) to a Permitted Transferee, or (ii) with Landlord’s prior written consent, which may be granted or withheld by Landlord in its sole discretion. In the event of any separate assignment or sublease of parking space rights that is approved by Landlord, Landlord shall be entitled to receive, as additional Rent hereunder, one hundred percent (100%) of any profit received by Tenant in connection with such assignment or sublease of parking spaces.

Exhibit D, Page 3

(d) Condemnation, Damage or Destruction. In the event the Parking Facility is the subject of a Condemnation, or is damaged or destroyed, and this Lease is not terminated, and if in such event the available number of parking spaces in the Parking Facility is permanently reduced, then Tenant’s rights to use parking spaces hereunder may, at the election of Landlord, thereafter be reduced in proportion to the reduction of the total number of parking spaces in the Parking Facility. In such event, Landlord reserves the right to reduce the number of parking spaces to which Tenant is entitled or to relocate some or all of the parking spaces to which Tenant is entitled to other areas in the Parking Facility.

38. RIGHT OF FIRST OFFER.

(a) Provided that Perclose, Inc. has not assigned this Lease or sublet any or all of the Premises other than to either (i) an Affiliate, or (ii) a sublessee of Building 26 pursuant to the provisions of Section 14.7 of this Lease (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and its Affiliates and shall not be transferable or exercisable for the benefit of any Transferee), and provided Tenant is not in default under this Lease beyond any applicable notice and cure periods at the time of the exercise of any such right or at any time thereafter until delivery of possession of the space to Tenant, and subject to any and all rights of other tenants in the Project with respect to such space (including renewal and extension rights and rights of first offer, first negotiation, first refusal or other expansion rights) existing as of the date of this Lease, and Landlord’s right to initially lease the Right of First Offer Building, Tenant shall have a one-time right of first offer to lease the following building: The two story building in the Project located at 500 Saginaw Drive, identified as Building 24 (the “Right of First Offer Building”) and containing approximately 41,350 rentable square feet.

(b) Such right of first offer (i) may only be exercised if a then existing tenant of the Right of First Offer Building has elected not to extend its lease or re-lease such space arid (ii) may only be exercised with respect to the entire Right of First Offer Building when offered by Landlord after the initial leasing of the Right of First Offer Building, Tenant desires to have the right to lease the Right of First Offer Building pursuant to the provisions of this Section 38 only at a future date after Landlord has initially leased such building to another tenant. Notwithstanding any other provision of this Section to the contrary. Landlord shall have the right to enter into a lease with a prospective tenant for the Right of First Offer Building under any terms Landlord desires. If the Right of First Offer Building becomes available after the initial leasing, Landlord shall offer to lease such Right of First Offer Building to Tenant at the same market rent and on the same terms that Landlord intends to offer to other prospective tenants. Tenant shall have five (5) Business Days following receipt of Landlord’s offer with respect to the Right of First Offer Building within which to notify Landlord in writing of its intention to lease such Right of First Offer Building, and such notice, if given by Tenant, shall constitute an acceptance of Landlord’s terms for the lease of the Right of First Offer Building. If Tenant exercises such right of right offer, the Right of First Offer Building shall be leased by Tenant on the same terms and conditions as are contained in this Lease except for the economic and other terms specifically set forth in Landlord’s notice, and the parties shall execute an amendment to this Lease to include the Right of First Offer Building in the Premises and otherwise to provide for the leasing of such space on such terms. If Tenant fails so to exercise Tenant’s right of first offer within such five (5) Business Day period, Landlord may thereafter lease such space to other prospective tenants.

Exhibit D, Page 4

(c) If Tenant does not lease the Right of First Offer Building from Landlord when it is first offered to Tenant by Landlord, then this right of first offer shall terminate and Tenant shall have no further rights to lease any of the Right of First Offer Building.

39. EXTENSION OPTION.

Provided that Perclose, Inc., has not assigned this Lease or sublet any or all of the Premises other than to an Affiliate (it being intended that all rights pursuant to this provision are and shall be personal to the original Tenant under this Lease and its Affiliates and shall not be transferable or exercisable for the benefit of any Transferee), and provided Tenant is not in default under this Lease beyond any applicable notice and cure periods at the time of exercise or at any time thereafter until the beginning of any such extension of the Term, Tenant shall have the option (the “Extension Option”) to extend the Term for one (1) additional consecutive period of five (5) years (the “Extension Period”), by giving written notice to Landlord of the exercise of any such Extension Option at least twelve (12) months, but not more than eighteen (18) months, prior to the expiration of the initial Term. The exercise of any Extension Option by Tenant shall be irrevocable and shall cover the entire Premises leased by Tenant pursuant to this Lease. Upon such exercise, the term of the Lease shall automatically be extended for the applicable Extension Period without the execution of any further instrument by the parties; provided that Landlord and Tenant shall, if requested by either party, execute and acknowledge an instrument confirming the exercise of the Extension Option. Any Extension Option shall terminate if not exercised precisely in the manner provided herein. Any extension of the Term shall be upon all the terms and conditions set forth in this Lease and all Exhibits thereto, except that: (i) Tenant shall have no further option to extend the Term of the Lease, other than as specifically set forth herein; (ii) Landlord shall not be obligated to contribute funds toward the cost of any remodeling, renovation, alteration or improvement work in the Premises; and (iii) Base Rent for any such Extension Period shall be the then Fair Market Base Rental (as defined below) for the Premises for the space and term involved, which shall be determined as set forth below.

(a) “Fair Market Base Rental” shall mean the “fair market” Base Rent at the time or times in question for the applicable Building, based on the prevailing rentals then being charged to tenants in other buildings located in the general vicinity of the Buildings, which buildings being used for comparison are (i) of a type similar to the applicable Building and (ii) comparable in size, location, quality and age as the applicable Building for leases with terms equal to the Extension Period, taking into account the creditworthiness and financial strength of the tenant, the financial guaranties provided by the tenant (if any), the value of market concessions (including the value of construction, renovation, moving and other allowances or rent credits), the desirability, location in the building, size and quality of the space, tenant finish allowance and/or tenant improvements, included services, operating expenses and tax and expense stops or other escalation clauses, and brokerage commissions, for the space in the Building for which Fair Market Base Rental is being determined and for comparable space in the buildings which are being used for comparison. Fair

Exhibit D, Page 5

Market Base Rental shall also reflect the then prevailing rental structure for comparable buildings in the general vicinity of the Property, so that if, for example, at the time Fair Market Base Rental is being determined the prevailing rental structure for comparable space and for comparable lease terms includes periodic rental adjustments or escalations. Fair Market Base Rental shall reflect such rental structure.

(b) Landlord and Tenant shall endeavor to agree upon the Fair Market Base Rental. If they are unable to so agree within thirty (30) days after receipt by Landlord of Tenant’s notice of exercise of the Extension Option, Landlord and Tenant shall mutually select a licensed real estate broker. If Landlord and Tenant are unable to agree upon the name of a licensed real estate broker within such thirty (30) day period, then within fifteen (15) days after the expiration of the thirty (30) day period. Landlord shall select a licensed real estate broker, and Tenant shall select a licensed real estate broker. The two (2) licensed real estate brokers shall then within fifteen (15) days thereafter mutually select a third licensed real estate broker (the “Arbitrator’). All licensed real estate brokers selected pursuant to the provisions of this paragraph must be actively leasing space similar to the Building in the general vicinity of the Project, and have at least five (5) years experience in the leasing of space similar to the Building in the general vicinity of the Project. After selection of the broker or brokers in accordance with the provisions of this paragraph, Landlord shall submit Landlord’s determination of Fair Market Base Rental and Tenant shall submit Tenant’s determination of Fair Market Base Rental to such broker, or brokers, at such time or times and in such manner as Landlord and Tenant shall agree (or as directed by the broker; or if Landlord and Tenant do not agree on one broker and an Arbitrator is appointed, then as directed by the Arbitrator, if Landlord and Tenant do not promptly agree). If Landlord and Tenant have agreed upon one broker, the broker shall select either Landlord’s or Tenant’s determination as the Fair Market Base Rental, and such determination shall be binding on Landlord and Tenant. If Tenant’s determination is selected as the Fair Market Base Rental, then Landlord shall bear all of the broker’s cost and fees. If Landlord’s determination is selected as the Fair Market Base Rental, then Tenant shall bear all of the broker’s cost and fees. If Landlord and Tenant have not agreed upon one broker, and there is an Arbitrator appointed, then the Arbitrator shall select either Landlord’s or Tenant’s determination as the Fair Market Base Rental, and such determination shall be binding on Landlord and Tenant. If Tenant’s determination is selected as the Fair Market Base Rental, then Landlord shall bear all costs and fees of all of the brokers (including the Arbitrator). If Landlord’s determination is selected as the Fair Market Base Rental, then Tenant shall bear all of all costs and fees of all of the brokers (including the Arbitrator). The broker or Arbitrator may select only between the two (2) determinations of Fair Market Base Rental submitted by Landlord and Tenant, and shall not have the right to average the two determinations of Fair Market Base Rental, or to make any determination of Fair Market Base Rental other than between the two determinations submitted by Landlord and Tenant.

(c) In the event the Fair Market Base Rental for any Extension Period has not been determined at such time as Tenant is obligated to pay Base Rent for such Extension Period, Tenant shall pay as Base Rent pending such determination, the Base Rent in effect for such space immediately prior to the Extension Period; provided, that upon the determination of the applicable Fair Market Base Rental, any shortage of Base Rent paid, together with interest at the rate specified in the Lease, shall be paid to Landlord by Tenant.

Exhibit D, Page 6

(d) In no event shall the Base Rent during any Extension Period be less than the Base Rent in effect immediately prior to such Extension Period.

(e) The term of this Lease, whether consisting of the Initial Term alone or the Initial Term as extended by any Extension Period (if any Extension Option is exercised), is referred to in this Lease as the “Term.”

40. LANDLORD’S IMPROVEMENTS,

Notwithstanding any provision in the Lease to the contrary, Landlord shall, at Landlord’s sole cost and expense, if required by applicable Law, (i) install two (2) ramps to each Building (unless caused by Tenant adding any new doors to the Building, in addition to all doors existing at the date of this Lease), and (ii) bring into compliance with the Americans with Disabilities Act, the Property outside the exterior of the Building. Landlord shall use commercially reasonable efforts to promptly complete such work. Any work to the Building required to be made by Landlord to comply with the requirements of either (i) any Laws not in effect as of the Commencement Date or (ii) any Laws in effect as of the Commencement Date as such Laws may be amended, changed, added to, interpreted or re-interpreted by applicable governmental authority or court decision, or administrative ruling subsequent to the Commencement Date shall be included in Operating Costs pursuant to the provisions of Section 3.2 of the Lease.

INITIALS:

Landlord	/s/ SP
Tenant	/s/ KL

Exhibit D, Page 7

LANDLORD CONSENT TO SUBLEASE

This Consent is entered into as of the 21st day of July, 2000 by and among EOP-SEAPORT CENTRE, LLC, a Delaware limited liability company (“Landlord”), PERCLOSE, INC., a Delaware corporation (“Sublandlord”), and FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A.	Landlord (as successor in interest to Seaport Centre Associates, LLC, a California limited liability company), as landlord, and Sublandlord, as tenant, are parties to that certain lease agreement dated April 16, 1998 (the “Lease”) pursuant to which Landlord has leased to Sublandlord certain premises containing approximately 19,483 rentable square feet at 300 Saginaw Drive and approximately 60,841 rentable square feet at 400 Saginaw Drive (collectively, the “Premises”) known as Building 25 and Building 26 of the project commonly known as Seaport Centre Phase Three (West) (the “Project”) located in Redwood City, California (the “Building”).

B.	Sublandlord and Subtenant have entered into (or are about to enter into) that certain sublease agreement dated June 30, 2000 attached hereto as Exhibit A (the “Sublease Agreement”) pursuant to which Sublandlord has agreed to sublease to Subtenant certain premises described as follows: approximately 10,650 rentable square feet of the Building known as 300 Saginaw Drive (the “Sublet Premises”) constituting a part of the Premises.

C.	Sublandlord and Subtenant have requested Landlord’s consent to the Sublease Agreement.

D.	Landlord has agreed to give such consent upon the terms and conditions contained in this Consent.

NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the Sublease Agreement subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublandlord and Subtenant:

1.	Sublease Agreement. Sublandlord and Subtenant hereby represent that a true and complete copy of the Sublease Agreement is attached hereto and made a part hereof as Exhibit A.

2.	Representations. Sublandlord hereby represents and warrants that Sublandlord (i) has full power and authority to sublease the Sublet Premises to Subtenant, (ii) has not transferred or conveyed its interest in the Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the Sublease Agreement and this Consent. Subtenant hereby represents and warrants that Subtenant has full power and authority to enter into the Sublease Agreement and this Consent.

3.	Indemnity and Insurance. Subtenant hereby assumes, with respect to Landlord, all of the indemnity and insurance obligations of the Sublandlord under the Lease, provided that the foregoing shall not be construed as relieving or releasing Sublandlord from any such obligations.

4.	No Release. Nothing contained in the Sublease Agreement or this Consent shall be construed as relieving or releasing Sublandlord from any of its obligations under the Lease, it being expressly understood and agreed that Sublandlord shall remain liable for such obligations notwithstanding anything contained in the Sublease Agreement or this Consent or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Lease. Sublandlord shall be responsible for the collection of all rent due it from Subtenant, and for the performance of all the other terms and conditions of the Sublease Agreement, it being understood that Landlord is not a party to the Sublease Agreement and, notwithstanding anything to the contrary contained in the Sublease Agreement, is not bound by any terms or provisions contained in the Sublease Agreement and is not obligated to Sublandlord or Subtenant for any of the duties and obligations contained therein.

5.	Administrative Fee. Upon Sublandlord’s execution and delivery of this Consent, Sublandlord shall pay to Landlord the sum of Seven Hundred Fifty Dollars and 00/100 Dollars ($750.00) in consideration for Landlord’s review of the Sublease Agreement and the preparation and delivery of this Consent.

6.	No Transfer. Subtenant shall not further sublease the Sublet Premises, assign its interest as the Subtenant under the Sublease Agreement or otherwise transfer its interest in the Sublet Premises or the Sublease Agreement to any person or entity without the written consent of Landlord, which Landlord may withhold in its sole discretion.

7.	Lease. In no event shall the Sublease Agreement or this Consent be construed as granting or conferring upon the Sublandlord or the Subtenant any greater rights than those contained in the Lease nor shall there be any diminution of the rights and privileges of the Landlord under the Lease. Without limiting the scope of the preceding sentence, any construction or alterations performed in or to the Sublet Premises shall be performed with Landlord’s prior written approval and in accordance with the terms and conditions of the Lease.

8.	Services. Sublandlord hereby authorizes Subtenant, as agent for Sublandlord, to obtain services and materials for or related to the Sublet Premises, and Sublandlord agrees to pay for such services and materials as additional Rent under the Lease upon written demand from Landlord. However, as a convenience to Sublandlord, Landlord may bill Subtenant directly for such services and materials, or any portion thereof, in which event Subtenant shall pay for the services and materials so billed upon written demand, provided that such billing shall not relieve Sublandlord from its primary obligation to pay for such services and materials.

9.	Attornment If the Lease or Sublandlord’s right to possession thereunder terminates for any reason prior to expiration of the Sublease Agreement, Subtenant agrees, at the election of Landlord, to attorn to Landlord upon the then executory terms and conditions of the Sublease Agreement for the remainder of the term of the Sublease Agreement. If Landlord does not so elect, the Sublease Agreement and all rights of Subtenant in the Sublet Premises shall terminate upon the date of termination of the Lease or Sublandlord’s right to possession thereunder.

10.	Sublandlord Notice Address. If Sublandlord is subleasing the entire Premises or otherwise vacating the Premises, Sublandlord shall provide Landlord with a new address for notices to Sublandlord under the Lease. If Sublandlord fails to provide Landlord with written notice of such new address, then Landlord may continue to send notices to Sublandlord at the address(es) provided in, and in accordance with the terms of, the Lease.

11.	Counterparts. This Consent may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

IN WITNESS WHEREOF, Landlord, Sublandlord and Subtenant have executed this Consent as of the date set forth above.

LANDLORD:

EOP-SEAPORT CENTRE, L.L.C., a Delaware limited liability company

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

By:	/s/ Robert E. [Illegible]
Name:	Robert E. [Illegible]
Title:	Vice President

SUBLANDLORD:

PERCLOSE, INC., a Delaware corporation

By:	/s/ Sean E. Murphy
Name:	Sean E. Murphy
Title:	President
By:
Name:
Title:

SUBTENANT:

FOXHOLLOW TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Greg Bakan

Name:	Greg Bakan
Title:	VP Marketing
By:
Name:
Title:

EXHIBIT A

SUBLEASE AGREEMENT